EXECUTIVE INFORMATIONAL OVERVIEW

GENSPERA
CREATING THERAPIES. GENERATING HOPE.

GenSpera, Inc.
9901 IH 10 West, Suite 800
San Antonio, TX 78230
Phone: (210) 477-8537
Fax: (210) 477-8547
www.genspera.com

Novel, Targeted Approach to Chemotherapy Using Prodrugs

Snapshot

June 2, 2009

GenSpera, Inc. ("GenSpera" or "the Company") is a development-stage biotechnology company focused on the discovery and development of **prodrug**[†] cancer therapies. A prodrug is an inactive precursor of a drug that is converted into its active form at a targeted site. The Company has developed a novel approach to **chemotherapy** using a prodrug to deliver a potent, cell-killing agent to tumor sites while avoiding toxicity in healthy, non-cancerous cells. GenSpera's prodrugs target cancer cells in one of two ways: (1) by targeting tumor-associated blood vessels; or (2) by targeting tumors directly. The Company's lead prodrug candidate, G-202, is designed to attack existing tumor **vasculature**, potentially debilitating the tumor's nutrient supply and causing cancer regression without affecting normal tissues within the body. In preclinical evaluation, G-202 demonstrated anti-tumor effects on the growth of breast, renal, bladder, and prostate cancers. Due to G-202's specific mechanism of action as well as its solid preclinical breast cancer data, GenSpera has selected breast cancer as the initial clinical focus, and intends to submit an Investigational New Drug (IND) application for G-202 during the second quarter 2009. Further, to prepare for clinical trials, the Company has formulated a Phase I clinical plan for G-202 together with investigators at Johns Hopkins' Sidney Kimmel Comprehensive Cancer Center and the University of Wisconsin Comprehensive Cancer Center, locations where GenSpera plans to conduct the Phase I trial. The Company's technology can further be used to attack cancer cells directly by targeting the prodrug to **enzymes** believed to be found solely at a tumor location. G-115, GenSpera's primary candidate using this approach, targets **prostate-specific antigen (PSA)**, a protein produced by the cells of the prostate gland that is used by physicians as a "tumor marker" to detect the presence of prostate cancer. The Company is working to identify additional candidates in this program. Based in San Antonio, Texas, GenSpera aims to begin trading on the Over-the-Counter Bulletin Board (OTC.BB) in the third quarter 2009.

Key Points

- The technology employed in GenSpera's development platforms has been supported by more than 15 years of research at Johns Hopkins and other worldwide research centers. It has been funded by an estimated $15 million in grants from institutions such as the U.S. National Institutes of Health (NIH), the National Cancer Institute (NCI), and the U.S. Department of Defense, among others.
- Traditional cancer treatments, such as surgery or radiation therapy, only affect the area treated and thus are often not effective for cancer that has spread (**metastasized**) to other regions of the body. Chemotherapies are also widely used, but because many are not targeted, their toxic effects may harm both healthy and cancerous cells. Conversely, GenSpera's prodrug technology may be able to better address metastatic cancers than conventional therapies, as it aims to deliver higher amounts of toxic drugs to cancer cells while avoiding the toxicity of these higher doses in the rest of the body.
- GenSpera uses a modified form of **thapsigargin**, called 12-ADT, as the active agent in its prodrug chemotherapies. Extracted from the plant *Thapsia garganica (T. garganica)*, thapsigargin is a potent **cytotoxin** capable of killing fast-, slow-, and non-dividing cancer cells, and was shown by the NCI to be 10- to 100-fold more potent than the referenced chemotherapeutic agents. The Company possesses intellectual property (IP) protection for 12-ADT as a **composition of matter**.
- The toxic effects of GenSpera's lead prodrug candidate, G-202, are directed toward tumors by targeting **prostate-specific membrane antigen (PSMA)**—a protein that is over-expressed in prostate cancer and in the tumor-associated vasculature of several solid tumor types. As a result, G-202's anti-tumor effects may have broad application toward a range of cancers.
- The market for cancer therapies in the U.S. is significant as nearly one out of two men and roughly one out of three women develop cancer in their lifetime. Targeted treatments hold the largest share of the global cancer therapy market with 2008 sales of $22.9 billion. This segment is expected to triple by 2013, reaching roughly $69.1 billion (Source: BBC Research and Consulting, May 2008).
- While GenSpera's primary focus using its technology is the development of prodrugs, the Company has identified other applications as well, such as creating diagnostic or medical imaging agents, for which its technology may also be beneficial. The Company believes that these additional functions are covered by claims in its patent portfolio, which entails six issued patents and six pending patent applications.
- GenSpera's management team has extensive experience identifying oncology treatments and bringing them to the clinic. The Company's Scientific Advisory Board is composed of individuals who are both inventors of GenSpera's technology and major shareholders.
- From November 2007 to February 2009, GenSpera raised roughly $4 million to support its anticipated IND filing. At March 31, 2009, the Company had over $700,000 in cash and cash equivalents.

[†]**BOLD** WORDS ARE REFERENCED IN THE GLOSSARY ON PAGES 50-53.

Table of Contents

Executive Overview

GenSpera, Inc. ("GenSpera" or "the Company") is focused on discovering and developing prodrug cancer therapeutics to treat a wide range of solid tumors, including breast, prostate, lung, colon, bladder, and kidney cancers. The Company's business strategy entails developing a series of therapies based on its target-activated prodrug technology platform, identifying potentially attractive drug candidates with solid intellectual property (IP) protection, and then developing these compounds through Phase I/II clinical trials. Once a candidate reaches this stage, the Company intends to license the rights for further development to more established pharmaceutical companies, which could then finalize drug development and market the resulting therapeutic.

Cancer

The human body is composed of trillions of cells that constantly grow, divide, and die. For the most part, the cells in the body are healthy and perform their vital functions. However, when healthy cells do not perform properly, they typically self-destruct and are replaced. Cancer cells reproduce uncontrollably, regardless of their abnormalities. While the exact mechanism of transformation that causes normal cells to become cancerous remains unknown, cancer cells are believed to develop due to mutations caused by changed or damaged DNA. Instead of dying when they should, the abnormal cells constantly grow and divide, producing new cells that are not needed by the body. Once cancerous cells are established, they may rapidly invade surrounding tissues. As cancer cells grow, they require sufficient nutrition, which is initially acquired by feeding off of the body's systems in a parasitic manner. In order to continue growing beyond the size of roughly a pinhead, cancer cells recruit blood vessels through a process called tumor **angiogenesis**. This development enables cancer cells to achieve self-sustainable growth by acquiring their own blood supply, which further fuels the spread of tumors.

Traditional chemotherapy involves treating patients with cytotoxins, which are compounds or agents that are toxic to cells. In the early stages of cancer, chemotherapy may be combined with surgery or radiation to improve the efficacy of a treatment regimen. In the later stages of the disease, after the cancer has spread to another region of the body, chemotherapy is often the only treatment option for many forms of cancer. However, traditional chemotherapies have several prominent disadvantages: (1) they indiscriminately affect both healthy and cancer cells, causing negative side effects; (2) they exert their toxic effect when cells divide, which can be ineffective in tumors with cells that divide at a slower rate than cells in normal tissues; and (3) cancer cells may develop a **drug resistance** after repeated exposure to current chemotherapies, thus limiting the number of times a therapy can be used effectively.

Cancer is the second most common cause of death in the U.S. In 2009, the American Cancer Society (ACS) estimated that roughly 1,500 individuals would die of cancer daily, totaling more than 560,000 cancer-related deaths annually (Source: the ACS's *Cancer Facts & Figures 2009*). The disease also impacts countries on an economic level. In 2007, the U.S. National Institutes of Health (NIH) approximated the overall cost of cancer to be $219 billion, encompassing $89 billion for direct medical costs and $130 billion for lost productivity due to illness or premature death.

GenSpera's Prodrug Chemotherapy

Prodrug chemotherapy is currently being investigated as a technique to deliver higher concentrations of cytotoxic agents to the tumor location while avoiding the toxicity to healthy tissues. Prodrug technology encompasses the administration of an inactive form of a cytotoxin, called a prodrug, to a patient. The prodrug is designed to be activated only through a conversion that occurs exclusively at a tumor site. If successfully developed, GenSpera believes that prodrug therapies could provide an effective therapeutic approach for a broad range of solid tumors caused by breast, prostate, lung, colon, and other cancers. The Company's prodrug technology involves attaching a **targeting/masking agent** to an active drug, temporarily making the drug both soluble for intravenous administration and inactive in the bloodstream. Once the compound reaches its target, the masking agent is removed by an enzyme found at the tumor location. With the agent detached, the drug is reactivated and becomes insoluble, precipitating directly into nearby cancer cells. The cancer is killed due to the toxic effects of the activated drug.

GenSpera uses a two-tiered strategy to target its medicine specifically to tumor sites. First, the Company identifies select enzymes (**proteases**) that are found at higher levels in tumors relative to other tissues in the body. Upon identifying these enzymes, GenSpera creates **peptides** that are recognized predominantly by those enzymes in the tumor and not by enzymes in normal tissues. Because enzyme recognition is required to remove the selected peptide (the targeting/masking agent) and activate the cytotoxin, this aspect seeks to ensure that the compound does not cause toxicity in areas of the body other than the targeted site.

The Company has developed various peptides to target different cancerous tumors. GenSpera uses 12-ADT—a chemically modified form of the cytotoxin thapsigargin that kills fast-, slow-, and non-dividing cells—as the therapeutic component of the Company's prodrugs, including in its lead candidate, G-202. 12-ADT functions by dramatically raising the level of calcium inside cells, which leads to cell death. The Company believes that 12-ADT addresses several issues prevalent with current chemotherapies as it does not appear to trigger the development of resistance to its effects, and it is able to target cells regardless of their rate of division. GenSpera believes that targeting cell death independently of cell division is important for three reasons: (1) it allows the drug to be effective against tumor cells that divide more slowly than normal cells in the body (e.g., prostate cancer); (2) the drug can be effective against the very slowly dividing blood vessel cells within solid tumors; and (3) the drug may also kill **cancer stem cells**, which in general are also very slowly dividing.

Thus far, the Company has identified four prodrug candidates, as listed in Table 1. GenSpera uses two approaches in its prodrugs: (1) targeting the blood supply that supports tumor growth; and (2) targeting the tumor directly. Each of these approaches is briefly summarized following Table 1 and more fully detailed in the Core Story on pages 23-31.

Table 1
GenSpera, Inc.
PRODRUG CANDIDATES

Prodrug Candidate	Activating Enzyme	Target Location of Activation Enzyme	Status
G-202	Prostate-Specific Membrane Antigen (PSMA)	The blood vessels of all solid tumors	▪ Validated efficacy in preclinical animal models (Johns Hopkins University)
			▪ Completed formal toxicology studies (Ricerca Biosciences, LLC)
			▪ Manufactured drug substance for clinical trials (InB:Hauser Pharmaceuticals)
			▪ Investigational New Drug (IND) application is planned to be filed with the U.S. Food and Drug Administration (FDA) in 2009
G-114	Prostate-Specific Antigen (PSA)	Prostate cancers	▪ Validated efficacy in preclinical animal models (Johns Hopkins University)
G-115	Prostate-Specific Antigen (PSA)	Prostate cancers	▪ Validated efficacy in preclinical animal models (Johns Hopkins University)
Ac-GKAFRR-L12ADT	Human Glandular Kallikrein 2 (hK2)	Prostate cancers	▪ Validated efficacy in preclinical animal models (Johns Hopkins University)

Source: GenSpera, Inc.

Targeting the Blood Supply that Supports Tumor Growth

Of the four identified candidates, GenSpera is currently focused on developing G-202, which targets the blood vessels of solid tumors. G-202 combines the cytotoxic activity of 12-ADT with a specific peptide that masks its activity until it is delivered to the target site. The peptide can only be removed by prostate-specific membrane antigen (PSMA)—a process referred to as the targeted delivery of the active drug. PSMA is expressed in non-cancerous and cancerous prostate tissues, at lower levels in some non-prostate tissues (e.g., kidney), and in the **endothelial cells** of vasculature associated with non-prostate cancers (Source: *Journal of Carcinogenesis* 2006, 15(5):21). In particular, PSMA is over-expressed in prostate cancer as well as in the newly formed vasculature of several types of solid tumors (Source: *The Prostate* 2008, 69(5):471-479). Because PSMA is expressed in tumor-associated blood vessels, G-202 and any other PSMA-targeted prodrugs that GenSpera may develop could be able to attack the blood supplies of many different tumor types.

GenSpera has conducted several studies using G-202 in various animal models of solid tumors, including in prostate, bladder, renal (kidney), and breast cancers. G-202's demonstrated anti-tumor effects in these cancer types further the belief that G-202 may have broad application as a therapy for a variety of human solid tumors due to its ability to selectively target PSMA-producing endothelial cells within tumors. In these studies, the administration of G-202 caused noticeable regression of the tumor—in some cases with no visible re-growth for approximately one month following the last treatment. G-202 was well tolerated at dose levels that caused regression of tumor growth, with no signs of toxicity. At the highest doses, transient weight loss was documented, which quickly recovered after each course of the therapy. The data also indicated that even after repeated dosing cycles, G-202 did not activate drug resistance in tumor cells.

GenSpera is optimistic that it may be able to eliminate cancerous tumors with dosing that is effective for a significant length of time. Further, the Company believes that this is more likely to be achieved in humans than in mice due to the ability to **infuse** the drug into human patients and an anticipated longer **half-life** of G-202 in the human bloodstream versus that of laboratory animals. Given its efficacy profile, G-202 could also be effective as a **monotherapy**, thus reducing the costs and time required to conduct clinical trials.

<u>Current Status of G-202</u>

The Company has completed definitive toxicology studies of G-202 in rats and monkeys. In addition, the bulk manufacture of the clinical batch of G-202 is in the final stages of preparation. The Company intends to prepare and submit an Investigational New Drug (IND) application to the U.S. Food and Drug Administration (FDA) during the second quarter 2009. The IND application will likely include the Company's proposed clinical plan as well as all of the preclinical data pertaining to G-202, including the scientific rationale, efficacy data in animals, toxicology data, manufacturing information, drug formulation, and stability records, among other information.

The Company plans to conduct the Phase I clinical trials in patients with solid tumors who have failed prior therapies. GenSpera expects this approach to enhance patient accrual rates as well as give insight into the effects of the drug in patients with divergent prior therapies. Based upon positive preclinical data and the anticipated competitive therapeutic landscape, the Company has selected breast cancer for the first Phase II clinical evaluation of G-202. The Company anticipates that G-202 may offer several distinct advantages over traditional chemotherapeutics and anti-angiogenics in this patient population. To date, no particular regimen has demonstrated efficacy in a broad patient population and, as a result, there is no commonly accepted standard of care for patients with metastatic breast cancer that has recurred after primary chemotherapy. The ACS estimated that roughly 194,280 new cases of breast cancer could be diagnosed in the U.S. in 2009, with 40,610 deaths occurring as a result of the disease (Source: *Cancer Facts & Figures 2009*).

Targeting the Tumor Directly

Compared to other cancers, prostate cancer has a large proportion of slowly proliferating cells that are resistant to treatment with conventional cytotoxic agents. Current therapies generally attack and destroy rapidly dividing cells, and thus spare cancer cells that divide slowly—a feature that is characteristic of prostate cancers. GenSpera's technology has a broad range of potential applications, including techniques that pair cytotoxic derivatives of thapsigargin to peptides in order to target prostate tumors directly. As such, GenSpera sought to develop a prodrug candidate using this approach that avoided the negative aspects of current prostate cancer therapies.

The Company's first approach to this strategy couples thapsigargin to peptides that were selectively cleaved by prostate cancer-specific proteases called prostate-specific antigens (PSA), which led to GenSpera's candidate, G-115. PSA is active within tumor sites and in normal prostate tissue but is inactive within the bloodstream, characteristics that form the basis for tumor-specific delivery of cytotoxic agents. To develop a PSA-activated prodrug, GenSpera focused on the identification of a derivative of thapsigargin that could be chemically coupled to a PSA-**substrate** peptide, yet retain all of the activity of the parent agent after it was released from the prodrug by PSA. GenSpera initially identified G-114 as a potential candidate. However, continued screening and optimization of PSA-cleavable peptides led to the discovery of G-115, which exhibits 10-fold improved activity as a PSA substrate than G-114. Accordingly, GenSpera chose G-115 as its lead development candidate in the PSA-targeted prodrug program due to its enhanced PSA-substrate and *in vivo* anti-tumor activity, as well as its broader patent coverage.

The Company's second program entails the delivery of thapsigargin selectively to prostate tumors via **human glandular kallikrein 2 (hK2)**, another prostate cancer-specific protease. Prostate cancer cells secrete the protease hK2, which may be used to activate thapsigargin-derived prodrugs. Through the laboratories of GenSpera's Scientific Advisory Board members, Dr. John T. Isaacs, Dr. Samuel R. Denmeade, and Dr. Hans Lilja (biographies on pages 11-12), the Company has identified peptides that are selectively cleaved by hK2. The Company has coupled them to 12-ADT to generate a family of hK2-activated thapsigargin prodrugs, including Ac-GKAFRR-L12ADT, which GenSpera considers to be the most fully characterized prodrug of this species. The hK2 program has resulted in several molecules with anticancer properties in animal models, and the Company is currently focused on the development of second-generation hK2-activated thapsigargin prodrugs with improved formulations and increased half-lives in animals.

Corporate Information

Incorporated in Delaware in 2003, GenSpera was founded as part of a business development initiative based on technology and IP owned by Johns Hopkins. In early 2004, the IP underlying the Company's technologies was assigned from Johns Hopkins to its co-inventors, Dr. Isaacs, Dr. Denmeade, Dr. Soren Brogger Christensen, and Dr. Lilja, who in turn awarded an option to license the IP to the Company in return for continued protection of the patent portfolio. This option was exercised in early 2008 through the reimbursement of past patent prosecution costs that were incurred previously by Johns Hopkins. The co-inventors, who now comprise the Company's Scientific Advisory Board, assigned the IP to the Company in April 2008. GenSpera's activities between 2004 and 2008 were limited to continued prosecution of the relevant patent portfolio. The Company currently has no oral or written agreements with Johns Hopkins with regard to any other IP or research activities. In addition, GenSpera does not owe any milestone or royalty payments to third parties. Detailed biographies of GenSpera's executive officers as well as each member of the Scientific Advisory Board are provided on pages 10-12.

The Company aims to begin trading on the Over-the-Counter Bulletin Board (OTC.BB) during the third quarter 2009.

Headquarters and Employees

GenSpera's headquarters are located in San Antonio, Texas, where the Company leases a 300-square foot facility. GenSpera also rents a virtual office in Los Angeles, California, to maintain a business presence in the state as well as to meet with participants (e.g., vendors, consultants, and investors) who are located within travel distance to Los Angeles so as not to require travel exclusively to the Company's executive offices in Texas. As of May 2009, GenSpera employed two individuals who serve as the Company's executive officers.

Growth Strategy

GenSpera has established a multifaceted growth strategy to aid in the development and licensing of its prodrug technology platform-based therapies. Specifically, the Company is focused on the identification of drug candidates that possess solid IP. Leveraging the management team's expertise for identifying promising treatments and bringing them into the clinic, GenSpera intends to develop its candidates through Phase I/II clinical trials.

Manufacturing and Development

The Company expects to outsource all of its preclinical development (e.g., toxicology), manufacturing, and clinical development activities to contract research organizations (CROs) and contract manufacturing organizations (CMOs). Commonly engaged in the pharmaceutical and biotechnology industries, CROs and CMOs are third parties that act on behalf of their clients and specialize in the execution of project-oriented research activities and processes. Under the planning and direction of GenSpera's management, the Company intends to maintain **Good Laboratory Practice (GLP)** and **Good Manufacturing Practice (GMP)** standards by outsourcing its activities to organizations with approved facilities and manufacturing practices.

Commercialization

After developing candidates through Phase I/II clinical trials, the Company intends to realize the value of its efforts—without incurring the time, cost, and risk of building a pharmaceutical marketing and sales organization—by licensing its therapies to third parties. GenSpera believes that third parties, such as major pharmaceutical companies, value drug candidates that have completed one or more phase(s) of clinical trials and that maintain well-protected IP, as these entities have the resources and expertise in-house to finalize development and market the products. Table 2 highlights several recent examples of agreements for the license or sale of Phase I or Phase II cancer therapies.

Table 2

VALUE CREATION: PRIOR EXAMPLES OF PHASE I/II LICENSES OR SALES OF CANCER DRUGS

Year	Acquirer/Licenser *from drug developer*	Pharmaceutical Application Clinical Status	Benefits to Drug Developer
2005	Cephalon, Inc. *from Salmedix, Inc.*	• Non-Hodgkin's lymphoma drug • Phase II	• Acquisition of company for $160M • Additional $40M at other identified milestones
2006	Biogen Idec Inc. *from Conforma Therapeutics Corp.*	• Two inhibitors of cancer proteins • Phase I	• Acquisition of company for $150M • Additional $100M at other identified milestones
2006	Pharmion Corp. *from Cabrellis Pharmaceuticals*	• Small-cell lung cancer drug • Phase II	• Acquisition of company for $59M • Additional $45M at other identified milestones
2007	GlaxoSmithKline plc *from Synta Pharmaceuticals Corp.*	• Metastatic melanoma drug • Phase II	• Upfront cash payment of $80M • Up to $300M at commercial milestones and up to $585M at other identified milestones • Shared development costs

Source: GenSpera, Inc.

Research Programs and Grants

In addition to developing second-generation approaches to its current programs, GenSpera intends to continue the **characterization** of its lead molecules in the laboratories of Drs. Isaacs and Denmeade at the Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins. To date, the development of GenSpera's technology platform has been supported by approximately $10 million in scientific grants for research performed in Dr. Isaacs' and Dr. Denmeade's laboratories at the Kimmel Cancer Center. The funding for research at the Kimmel Cancer Center has been provided by the NIH, the National Cancer Institute's (NCI) Rapid Access to Intervention Development (RAID) program, the NCI's Specialized Programs of Research Excellence (SPORE), and the Prostate Cancer Foundation (formerly CaPCURE), among others, as listed in Table 3. Additional grants, totaling roughly $5 million, have supported research in Europe and elsewhere by Drs. Christensen and Lilja. GenSpera believes that the more than 15 years of support of its technologies by peer-reviewed funding agencies offers evidence of the technology platforms' acceptance and recognized potential by academic and medical communities.

Table 3
GenSpera, Inc.
GRANTS RECEIVED FOR RESEARCH AT THE SIDNEY KIMMEL COMPREHENSIVE CANCER CENTER

Source	Period	Grant Title
Department of Defense	1/07-12/09	PSMA-activated imaging agents for prostate cancer
Koch Funds	1/07-12/07	PSA-activated prodrug therapy for prostate cancer
Prostate Cancer Foundation	1/07-12/07	Developing a PSA-activated thapsigargin prodrug-based imaging agent for prostate cancer
NIH-SPORE	6/05-5/07	Prostate Cancer SPORE: Project 7: Prostate-specific activation of cytotoxic prodrugs
Department of Defense	12/03-11/04	Generation of transgenic animals producing enzymatically active PSA in normal and malignant prostate tissue
Department of Defense	1/03-12/06	Identification of breast cancer-specific proteolytic activities for targeted prodrug activations
Department of Defense	1/02-12/05	Enzymatic activation of peptide prodrugs by PSMA as targeted therapy for prostate cancer
NCI-SPORE	6/01-5/02	Prostate SPORE Career Development Award
NCI-RAID Program	2000-2008	Enzymatic activation of a thapsigargin prodrug by PSA as treatment for metastatic prostate cancer
NCI-SPORE	1/00-12/02	Breast Cancer SPORE Career Development Award
Department of Defense	12/99-12/02	Enzymatic activation of proteasome inhibitor prodrugs by PSA as targeted therapy for metastatic prostate cancer
Department of Defense	1/98-3/01	Prodrug targeting based upon the NAALADase activity of PSMA by prostate cancer cells
NIH/NIDDK*	7/97-5/06	Targeting the androgen receptor in prostate cancer
CaPCURE	1993-2001	PSA-activated thapsigargin prodrug

** NIDDK = The National Institute of Diabetes and Digestive and Kidney Diseases*

Source: GenSpera, Inc.

Intellectual Property

GenSpera's IP portfolio of patents and pending patent applications, as listed in Table 4, protects inventions pertaining to both its core technologies as well as ancillary technologies that support the core technologies. In particular, GenSpera believes that the issued patents covering thapsigargin analogs with composition of matter claims are sufficiently strong to ensure that competitors do not develop similar thapsigargin-containing compounds in the U.S. market. The Company also protects its proprietary information through confidentiality agreements with employees, consultants, sponsored researchers, and significant scientific collaborators.

Table 4
GenSpera, Inc.
INTELLECTUAL PROPERTY

Patents					
Number	Country	Filing Date	Issue Date	Exp. Date	Title
7,468,354	U.S.	11/30/2001	12/23/2008	11/29/2021	Tissue specific pro-drug (G-202, PSMA)
7,053,042	U.S.	07/28/2000	05/30/2006	07/27/2020	Activation of peptide prodrugs by hK2
6,545,131	U.S.	07/28/2000	04/08/2003	07/27/2020	Tissue-specific prodrug (thapsigargin)
6,504,014	U.S.	06/07/2000	01/07/2003	06/06/2020	Tissue-specific prodrug (thapsigargin)
6,410,514	U.S.	06/07/2000	06/25/2002	06/06/2020	Tissue-specific prodrug (PSA)
6,265,540	U.S.	05/19/1998	07/24/2001	05/18/2018	Tissue-specific prodrug (PSA)
Pending Patent Applications					
Number	Country	Filing Date	Issue Date	Exp. Date	Title
US 2008/0247950	U.S.	03/15/2007	Pending	N/A	Activation of peptide prodrugs by hK2
US 2007/0160536	U.S.	01/06/2006	Pending	N/A	Tumor-activated prodrugs (PSA, G-115)
US 2006/0183689	U.S.	08/24/2005	Pending	N/A	Activation of peptide prodrugs by hK2
US 2006/0217317	U.S.	11/18/2003	Pending	N/A	Activation of peptide prodrugs by hK2
PCT/US01/45100	WO	11/30/2001	Pending	N/A	Tissue-specific prodrugs (PSMA)
US 2004/0029778	U.S.	11/30/2001	Pending	N/A	Tissue-specific prodrugs (PSMA)

Sources: the U.S. Patent and Trademark Office (USPTO), the World Intellectual Property Organization (WIPO), and GenSpera, Inc.

The IP underlying GenSpera's technology was initially owned by Johns Hopkins, which subsequently assigned the IP to the original co-inventors, Dr. Isaacs, Dr. Denmeade, Dr. Christensen, and Dr. Lilja. The co-inventors then awarded an option to the Company to license the IP in return for continued prosecution of the portfolio. GenSpera exercised this option in early 2008. As part of the agreement, the Company reimbursed the co-inventors for past patent prosecution costs incurred by Johns Hopkins (approximately $122,000), and made an additional payment to cover the tax consequences of payments to the co-inventors (roughly $62,000). The IP was officially assigned to GenSpera in April 2008 and the transfer was recorded with the U.S. Patent and Trademark Office (USPTO). While GenSpera has no further financial obligations to the inventors of the IP or to Johns Hopkins, the institution retains a fully paid, royalty-free, non-exclusive license to use the IP for nonprofit purposes. In addition, the co-inventors of the IP remain affiliated with GenSpera as members of its Scientific Advisory Board.

When appropriate, GenSpera will likely continue to seek patent protection for its core and ancillary technologies by filing and maintaining patent applications for discoveries that the Company makes, either alone or with scientific collaborators or strategic partners. Primarily, GenSpera is focused on filing patent applications in the U.S., although one of the Company's currently pending applications is filed under the **Patent Cooperation Treaty (PCT)**, which facilitates the process of obtaining patents worldwide. The Company also plans to continue to pursue licenses or options to acquire licenses to patent filings from other individuals or organizations that may be useful in advancing GenSpera's research, development, and commercialization initiatives.

Company Leadership

GenSpera's leadership is experienced in the biotechnology and pharmaceutical industries, specifically at identifying and bringing oncology treatments to clinical development. Dr. Craig A. Dionne, the Company's chief executive officer (CEO), president, and chairman, is also a co-founder of the Company, and brings 21 years of experience identifying and investigating clinical oncology treatments. Supporting Dr. Dionne is Dr. Russell Richerson, who has over 25 years of experience in the biotechnology and diagnostics industries. In addition, the Company's Scientific Advisory Board includes Drs. Isaacs and Denmeade, who are also co-founders of GenSpera. Furthermore, the Board of Directors oversees the conduct of and supervises the Company's key management. GenSpera's executive management and Board of Directors are overviewed in Table 5 followed by detailed biographies, and the Scientific Advisory Board is summarized on pages 11-12.

Table 5
GenSpera, Inc.
LEADERSHIP

Craig A. Dionne, Ph.D.	Chief Executive Officer, President, and Chairman of the Board of Directors
Russell Richerson, Ph.D.	Chief Operations Officer and Secretary
John M. Farah, Jr., Ph.D.	Director on the Board of Directors
Scott Ogilvie, J.D.	Director on the Board of Directors

Source: GenSpera, Inc.

Craig A. Dionne, Ph.D., Chief Executive Officer, President, and Chairman of the Board of Directors

Dr. Dionne has more than 21 years of experience in the pharmaceutical industry, with increasing levels of responsibility throughout his career. He recently served as executive vice president, research and therapeutics with the Prostate Cancer Foundation, a nonprofit foundation that seeks improved treatments for advanced prostate cancer. This position gave Dr. Dionne a global perspective of potential advances in this therapeutic arena. Prior to the Prostate Cancer Foundation, he served five years as vice president in discovery research at Cephalon, Inc. (CEPH-NASDAQ), where he was responsible for drug discovery programs in the areas of oncology and neurobiology. His efforts at Cephalon were key in the identification of four drugs that were brought into clinical evaluation over a span of six years, including two targeted primarily toward prostate cancer and one anti-angiogenic agent for solid tumors. Dr. Dionne has extensive experience in corporate collaborations, having served on joint management teams in various capacities with eight different corporate partners while with Cephalon. Prior to joining Cephalon in 1992, he received a doctorate from the University of Texas in 1984, was trained as a postdoctoral fellow at Dana-Farber Cancer Institute, and worked as a research fellow at Rhone-Poulenc Rorer Pharmaceuticals, Inc. Dr. Dionne has had an extensive and productive scientific career as evidenced by co-inventorship on six issued U.S. patents as well as co-authorship of over 50 scientific publications.

Russell Richerson, Ph.D., Chief Operations Officer and Secretary

Dr. Richerson has over 25 years of experience in the biotechnology and diagnostic industries. Dr. Richerson most recently served as vice president of operations with the Molecular Profiling Institute (a for-profit spinoff of the Translational Genomics Research Institute) and Ameripath, Inc., and as the chief operating officer at the International Genomics Consortium ([IGC] a nonprofit medical research organization). During Dr. Richerson's career, he has served as the vice president of diagnostic research and development with Ventana Medical Systems (acquired in 2008 by Roche Diagnostics Division, a subsidiary of F. Hoffmann-La Roche Ltd [ROG-SWX]), Prometheus Laboratories Inc., and CellzDirect, Inc. In addition, Dr. Richerson spent 11 years at Abbott Laboratories (ABT-NYSE) in numerous management roles, most recently as director of molecular probes and director of the AxSym® program. His career also includes positions at Pandex Laboratories (acquired by Baxter International Inc. [BAX-NYSE]), E. I. du Pont de Nemours and Company (DD-NYSE), Coulter Diagnostics, and Boehringer Mannheim Diagnostics. Dr. Richerson holds a B.S. in medical technology from Louisiana State University and a Ph.D. in biochemistry from the University of Texas at Austin.

John M. Farah, Jr., Ph.D., Director on the Board of Directors

Dr. Farah is vice president, intercontinental operations at Cephalon, which he joined in 1992. He is responsible for ensuring corporate support and managing sales performance of international partners in the Americas and Asia Pacific with specific growth initiatives for Cephalon in China and Japan. Dr. Farah's prior roles included the responsibility to promote and negotiate research and development and commercial alliances with multinational and regional pharmaceutical firms, as well as responsibilities in scientific affairs, product licensing, and academic collaborations. He currently serves on the Board of Directors of Aeolus Pharmaceuticals Inc. (AOLS-OTC.BB).

Scott Ogilvie, J.D., Director on the Board of Directors

Mr. Ogilvie is president and CEO of Gulf Enterprises International, Ltd, a company that brings strategic partners, expertise, and investment capital to the Middle East and North Africa. He began his career as a corporate and securities lawyer with Hill, Farrer, & Burrill LLP and has extensive public and private corporate Board experience in finance, real estate, and technology companies. Mr. Ogilvie currently serves on the Board of Directors of Neuralstem, Inc. (CUR-AMEX), Innovative Card Technologies, Inc. (INVC-NASDAQ), and Preferred Voice Inc. (PRFV-OTC.BB). Mr. Ogilvie received a BSBA-finance degree from the University of Denver and holds a J.D. from the University of California, Hastings College of Law.

Scientific Advisory Board

GenSpera's Scientific Advisory Board, listed in Table 6, encompasses leading researchers who are inventors of the Company's technology as well as shareholders.

Table 6
GenSpera, Inc.
SCIENTIFIC ADVISORY BOARD

John T. Isaacs, Ph.D.	Chief Scientific Advisor, Chairman of the Scientific Advisory Board, and Co-founder
Samuel R. Denmeade, M.D.	Chief Clinical Advisor and Co-founder
Soren Brogger Christensen, Ph.D.	Member
Hans Lilja, M.D., Ph.D.	Member

Source: GenSpera, Inc.

John T. Isaacs, Ph.D., Chief Scientific Advisor, Chairman of the Scientific Advisory Board, and Co-founder

Dr. Isaacs is a professor of oncology at the Kimmel Cancer Center as well as a professor in the urology department of the James Buchanan Brady Urological Institute, part of Johns Hopkins School of Medicine in Baltimore, Maryland. He has had a longstanding interest in the regulation of the growth of both the normal and abnormal prostate, with a particular interest in developing new approaches for the treatment of prostate cancer. Dr. Isaacs is the editor-in-chief of the journal *The Prostate* and is on the Editorial Board of *Clinical Cancer Research*, *Cancer Research, Endocrine Related Cancer, and Cancer and Metastases Reviews*. From 1990 to 1991, he was president of the Society for Basic Urological Research. Dr. Isaacs has also been the director of the Cellular and Molecular Medicine Graduate Program in the Johns Hopkins School of Medicine and has served on the Experimental Therapeutics Study Section with the NIH. He has served as director of the Experimental Therapeutics Division and as the co-director of both the Prostate Cancer Program and the Chemical Therapeutics Program in the Kimmel Cancer Center. He also served on the Scientific Advisory Board of Cephalon, and has published over 300 scientific publications.

Samuel R. Denmeade, M.D., Chief Clinical Advisor and Co-founder

Dr. Denmeade is an associate professor of oncology and pharmacology at the Kimmel Cancer Center and an associate professor in the Chemical and Biomolecular Engineering Department at Johns Hopkins. He is also a member of the Anti-Cancer Drug Development Training Program at Johns Hopkins. Dr. Denmeade's laboratory focus is on the development of targeted therapies for the treatment of prostate cancer. In particular, his laboratory has developed prodrug therapies that are activated by prostate cancer-specific proteases. Dr. Denmeade has published more than 40 papers in this area. He receives funding through the NCI's Prostate Cancer SPORE award and through awards from both the prostate and breast cancer research programs of the U.S. Department of Defense. Dr. Denmeade is a Board-certified medical oncologist and a member of the clinical Genitourinary Oncology Group at Johns Hopkins. He has been the principal investigator on a number of prostate cancer clinical trials. Dr. Denmeade is on the Editorial Board of *The Prostate* and is serving on the Physical Imaging Study Section for the Department of Defense's Prostate Cancer Research Program. He is a consultant for Cephalon and Protox Therapeutics Inc. (PRX-TSX), and also serves on Protox Therapeutics' Scientific Advisory Board.

Soren Brogger Christensen, Ph.D.

Dr. Christensen is professor, Department of Medicinal Chemistry, the Faculty of Pharmaceutical Sciences, University of Copenhagen, Denmark, and is internationally recognized for his work in the isolation and identification of natural products with significant biological activities. He has also served as chairman of the Department of Medicinal Chemistry. He discovered the antiparasitic effects of **licochalcone A** and is co-inventor on several patents in the IP portfolio of LICA Pharmaceuticals A/S, a closely held Danish biopharmaceutical research and development company. Dr. Christensen co-founded LICA Pharmaceuticals and formerly served as a member of its Board of Directors. He was the first to elucidate the chemical structure of thapsigargin, and his laboratory is actively engaged in exploring further derivatives of the bioactive compound. Dr. Christensen has co-authored over 130 scientific publications and is co-inventor on several key patents in GenSpera's IP portfolio.

Hans Lilja, M.D., Ph.D.

Dr. Lilja is attending research clinical chemist at the Department of Clinical Laboratories with joint appointments at the Departments of Urology and Medicine (Genitourinary Oncology Services) at Memorial Sloan-Kettering Cancer Center (MSKCC) in New York. He is also professor (visiting) at the Department of Laboratory Medicine, Lund University, University Hospital (UMAS), Malmö, Sweden, where he previously was trained and most recently held a tenured full-time position as professor and chief physician until he was recruited to MSKCC. Dr. Lilja is an internationally recognized authority on the biology of PSA and hK2. He holds several diagnostic patents and is co-inventor for one of the most widely used commercial PSA **assays**. Dr. Lilja has won numerous international awards for his work on PSA assay methods and has co-authored more than 130 peer-reviewed publications. His continuing research on prostate cancer biomarkers has expanded to also include additional human glandular kallikreins, which hold an important place in GenSpera's pipeline of prostate cancer therapeutics.

Core Story

GenSpera, Inc. ("GenSpera" or "the Company") is a development-stage biotechnology company focused on the discovery and development of prodrug cancer therapeutics. A prodrug is an inactive precursor of a drug that is converted into its active form at a targeted site. The Company believes that, if successfully developed, prodrug therapies have the potential to provide an effective therapeutic approach for a broad range of solid tumors. GenSpera has proprietary technologies that appear to meet the requirements for an effective prodrug in animal models. In addition, the cytotoxic agent used in the Company's prodrug candidates may address several limitations of current cancer drugs due to the following key characteristics of GenSpera's cytotoxic agent: (1) it kills slow- and non-dividing cancer cells as well as rapidly proliferating (dividing) cancer cells; (2) it does not appear to trigger tumor resistance to its effects; and (3) it limits cytotoxicity to healthy cells by remaining inactive until it reaches the tumor site. GenSpera plans to develop its prodrug candidates through Phase I/II clinical trials and then license the experimental drugs to third parties under the assumption that such entities would continue to develop, market, sell, and distribute the resulting products.

CANCER

Cancer is a general term representing a group of more than 100 diseases that entail the uncontrolled division and growth of abnormal cells in the body. Cancers are most commonly named for the organ or type of cell in which they originate, despite the fact that cancer cells can eventually spread into other parts of the body through the bloodstream or **lymphatic system**. The human body is composed of trillions of cells that constantly grow, divide, and die. For the most part, the cells in the body are healthy and perform their vital functions. When the healthy cells do not behave properly, they self-destruct and are replaced. Cancer cells differ in this aspect because they reproduce regardless of their abnormalities.

While the exact mechanism of transformation that causes normal cells to become cancerous remains unknown, cancer cells are believed to originally develop as a result of mutations due to changed or damaged DNA. The abnormal cells continuously grow and divide, producing new cells that are not needed by the body. Once cancer cells develop, they are able to rapidly invade surrounding tissues to the extent that normal processes in the surrounding tissue and organs may be inhibited or completely stopped. Another difference between cancer cells and healthy cells is that when touching another cell healthy cells undergo **contact inhibition**—a natural process that prevents the cell from multiplying. In contrast, cancer cells continue to multiply even when in contact with other cells, enabling the disease to form a mass of tissue called a growth or tumor.

The Growth and Spread of Cancer

As cancer cells grow, they require sufficient nutrition, which is initially acquired by feeding off of the body's systems in a parasitic manner. However, in order to grow beyond the size of roughly a pinhead, cancer cells also recruit blood vessels through a process called tumor angiogenesis. This activity enables cancer cells to achieve self-sustainable growth by acquiring their own blood supply, which further promotes the growth and spread of tumors.

Cancer spreads, or metastasizes, when cancer cells break away from the primary tumor site and move to other regions of the body via the blood or the lymphatic system. When the cells reach a new destination, they may once again begin to divide and invade the surrounding area. Ultimately, these cells form a new tumor, called a metastatic tumor, in a different part of the body. The cancer cells located in the metastatic tumor are similar to the cells from the original tumor. For example, if the cancer originated in the breast and subsequently spread to the lungs, the cells located in the lungs would be considered metastatic breast cancer cells. Figure 1 (page 14) illustrates the lifecycle of cancerous cells, from their origin, through the recruitment of blood vessels for growth, and to their spread to other parts of the body.

Figure 1
CANCER GROWTH AND METASTASIS


Primary Tumor (organ-confined)
Metastasis (spread to other parts of the body)
Begins with a single cell that has "gone wrong"
Only grows to the size of a pinhead without a source of nutrients
Recruits blood vessels (angiogenesis) and may grow rapidly
While some tumor cells make their way to new locations (metastases), others can remain dormant (non-dividing) for long periods
If these metastases can trigger angiogenesis, the tumors can expand; if they grow large enough, they can be fatal

Source: GenSpera, Inc.

Current Cancer Treatments

Once cancer has metastasized, it can either be treated with a single therapy or a combination of therapies. The type of treatment generally depends on the type of primary cancer, the patient's age and health, the size and location of the metastasis, and the treatments the patient has had in the past. The following therapies can be used for various purposes, including to control or stop the growth of cancer or to relieve the symptoms or side effects caused by other treatment methods.

- *Chemotherapy*. This technique uses a drug or a combination of drugs to slow or reverse the spread of cancer. Chemotherapeutics work by targeting rapidly dividing cells, such as cancer cells. However, fast-growing healthy cells—including blood cells forming in the bone marrow as well as cells in the digestive tract, reproductive system (sexual organs), and hair follicles—may also be affected. Side effects include fatigue, nausea, vomiting, pain, hair loss, and anemia, among others.

- *Surgery*. The Mayo Foundation for Medical Education and Research considers cancer surgery to be the foundation of cancer treatment. An operation to repair or remove part of the body is used for a variety of purposes, including for cancer prevention, diagnosis, determining the cancer's progression (stage), to enhance the efficacy of an alternate therapy, or to relieve symptoms or side effects. As such, cancer surgery may be employed alone or may be supplemented with other treatments, such as chemotherapy, radiation, biological therapy, or hormone therapy.

- *Radiation Therapy*. This treatment uses high-energy radiation that kills cancer cells and reduces the size of tumors. Like surgery, radiation therapy is a localized treatment that only affects cancer cells in the treated area. Radiation most often comes from a machine (external radiation), but the therapy can also be administered from a small container of radioactive material implanted directly into or near the tumor (internal radiation). The National Cancer Institute (NCI) estimates that 50% of cancer patients are treated with radiation therapy, either alone or in combination with other cancer treatments. Side effects include skin changes, fatigue, diarrhea, hair loss at the treated area, nausea, vomiting, and swelling, among others.

- *Biological Therapy*. This type of treatment works with a patient's immune system to help fight cancer or control side effects caused by other cancer treatments. While the exact mechanism that causes biological therapy to be effective is unknown, researchers speculate that the technique may prevent cancer from spreading, stop or slow the growth of cancer cells, or enhance the immune system's ability to destroy cancer cells. Side effects include fatigue, fever, chills, gastrointestinal upset, and body aches, among others. While this type of therapy can come in the form of pills or at-home injections, other biological treatments must be given intravenously at the hospital or a clinic.

- *Hormone Therapy*. Depending on the type of cancer, hormones can either help cancer cells to grow (e.g., prostate cancer and breast cancer), or hormones can kill cancer cells or slow or stop their growth. As such, hormone therapy may entail taking medications that interfere with natural hormone activity or stop the production of hormones. In some cases, surgical removal of the gland that produces the hormones may be necessary. To determine if the cancer cells are sensitive to hormones, physicians may recommend a hormone receptor test, which measures the amount of select proteins (called **hormone receptors**) in cancer tissue. Side effects of prostate cancer hormone treatments include hot flashes, impotence, a loss of desire for sexual relations, and male breast enlargement, while side effects of breast cancer hormone therapies include hot flashes, nausea, vomiting, vaginal spotting, irregular menstrual periods, fatigue, skin rash, loss of appetite or weight gain, and headaches, among others.

- *Cryosurgery*. This is a non-surgical technique that entails freezing and killing abnormal cells on the skin or inside the body to treat several conditions, including non-metastatic liver cancer, cancer that has spread to the liver from another site, non-metastatic prostate cancer, cancerous and non-cancerous bone tumors, early stage skin cancers, and some precancerous conditions. While still under study to determine its long-term efficacy, cryosurgery is believed to be less costly than other treatments with fewer side effects.

Traditional, localized approaches—such as surgery or radiation therapy—can be largely ineffective for metastatic cancers because the effects of the treatment are primarily exhibited at the treatment site. In addition, while chemotherapy is widely used for metastatic disease, this type of therapy has significant disadvantages, including toxic effects on normal tissues, minimal effect on slow-growing cancer cells, and the possibility of the cancer developing a drug resistance. As such, numerous approaches have attempted to resolve these drawbacks by targeting the delivery of cancer drugs. GenSpera believes that these approaches have generally had limited success due to the factors summarized below.

- Conventional targeted delivery systems may still allow the cancer therapeutic to enter into the bloodstream, making it difficult to deliver sufficient concentrations to the tumor and increasing the chances of side effects in normal tissues.

- Angiogenesis inhibitors, which aim to cut off the blood supply to tumors, primarily prevent new blood vessels from growing. Therefore tumor growth can be slowed, but not reversed.

- The development of resistance to the drug as well as a medicine's ineffectiveness against slowly dividing tumor cells continue to be major obstacles facing drug therapies for cancer.

Prodrug Chemotherapy

GenSpera aims to develop cancer treatments using a prodrug chemotherapy that improves upon the weaknesses of current therapies and evades the obstacles listed above, particularly for metastatic cancers. GenSpera believes that its prodrug may minimize toxicity to other areas of the body because it is converted into its active cytotoxic form by enzymes that are specifically over-expressed at cancer sites. In addition to minimizing side effects in normal tissues, the prodrugs are designed to have greater anti-tumor efficacy primarily based upon the novel mode of action of the Company's proprietary cytotoxic agent. GenSpera's prodrug technology is fully detailed on pages 18-22 of the Core Story.

GenSpera believes that its prodrug therapy, if successfully developed, has the potential to treat a broad range of solid tumors. Table 7 (page 16) from the American Cancer Society (ACS) estimates the new cases and related deaths in 2009 for a variety of cancers common in the U.S. The highlighted sections in Table 7 summarize the potential U.S. patient populations that may be amenable to the Company's prodrug therapies, representing potential target markets.

Table 7

ESTIMATED NEW CANCER CASES AND DEATHS BY SEX, U.S., 2009*

	Estimated New Cases			Estimated Deaths		
	Both Sexes	**Male**	**Female**	**Both Sexes**	**Male**	**Female**
All sites	1,479,350	766,130	713,220	562,340	292,540	269,800
Oral cavity & pharynx	35,720	25,240	10,480	7,600	5,240	2,360
Tongue	10,530	7,470	3,060	1,910	1,240	670
Mouth	10,750	6,450	4,300	1,810	1,110	700
Pharynx	12,610	10,020	2,590	2,230	1,640	590
Other oral cavity	1,830	1,300	530	1,650	1,250	400
Digestive system	275,720	150,020	125,700	135,830	76,020	59,810
Esophagus	16,470	12,940	3,530	14,530	11,490	3,040
Stomach	21,130	12,820	8,310	10,620	6,320	4,300
Small intestine	6,230	3,240	2,990	1,110	580	530
Colon†	106,100	52,010	54,090	49,920	25,240	24,680
Rectum	40,870	23,580	17,290			
Anus, anal canal, & anorectum	5,290	2,100	3,190	710	260	450
Liver & intrahepatic bile duct	22,620	16,410	6,210	18,160	12,090	6,070
Gallbladder & other biliary	9,760	4,320	5,440	3,370	1,250	2,120
Pancreas	42,470	21,050	21,420	35,240	18,030	17,210
Other digestive organs	4,780	1,550	3,230	2,170	760	1,410
Respiratory system	236,990	129,710	107,280	163,790	92,240	71,550
Larynx	12,290	9,920	2,370	3,660	2,900	760
Lung & bronchus	219,440	116,090	103,350	159,390	88,900	70,490
Other respiratory organs	5,260	3,700	1,560	740	440	300
Bones & joints	2,570	1,430	1,140	1,470	800	670
Soft tissue (including heart)	10,660	5,780	4,880	3,820	1,960	1,860
Skin (excluding basal & squamous)	74,610	42,920	31,690	11,590	7,670	3,920
Melanoma	68,720	39,080	29,640	8,650	5,550	3,100
Other non-epithelial skin	5,890	3,840	2,050	2,940	2,120	820
Breast	194,280	1,910	192,370	40,610	440	40,170
Genital system	282,690	201,970	80,720	56,160	28,040	28,120
Uterine cervix	11,270		11,270	4,070		4,070
Uterine corpus	42,160		42,160	7,780		7,780
Ovary	21,550		21,550	14,600		14,600
Vulva	3,580		3,580	900		900
Vagina & other genital, female	2,160		2,160	770		770
Prostate	192,280	192,280		27,360	27,360	
Testis	8,400	8,400		380	380	
Penis & other genital, male	1,290	1,290		300	300	
Urinary system	131,010	89,640	41,370	28,100	18,800	9,300
Urinary bladder	70,980	52,810	18,170	14,330	10,180	4,150
Kidney & renal pelvis	57,760	35,430	22,330	12,980	8,160	4,820
Ureter & other urinary organs	2,270	1,400	870	790	460	330
Eye & orbit	2,350	1,200	1,150	230	120	110
Brain & other nervous system	22,070	12,010	10,060	12,920	7,330	5,590
Endocrine system	39,330	11,070	28,260	2,470	1,100	1,370
Thyroid	37,200	10,000	27,200	1,630	690	940
Other endocrine	2,130	1,070	1,060	840	410	430
Lymphoma	74,490	40,630	33,860	20,790	10,630	10,160
Hodgkin lymphoma	8,510	4,640	3,870	1,290	800	490
Non-Hodgkin lymphoma	65,980	35,990	29,990	19,500	9,830	9,670
Myeloma	20,580	11,680	8,900	10,580	5,640	4,940
Leukemia	44,790	25,630	19,160	21,870	12,590	9,280
Acute lymphocytic leukemia	5,760	3,350	2,410	1,400	740	660
Chronic lymphocytic leukemia	15,490	9,200	6,290	4,390	2,630	1,760
Acute myeloid leukemia	12,810	6,920	5,890	9,000	5,170	3,830
Chronic myeloid leukemia	5,050	2,930	2,120	470	220	250
Other leukemia‡	5,680	3,230	2,450	6,610	3,830	2,780
Other & unspecified primary sites‡	31,490	15,290	16,200	44,510	23,920	20,590

** Rounded to the nearest 10; est. new cases exclude basal and squamous cell skin cancers and in situ carcinomas except urinary bladder. About 62,280 female carcinoma in situ of the breast and 53,120 melanoma in situ will be newly diagnosed in 2009. †Estimated deaths for colon and rectum cancers are combined. ‡ More deaths than cases suggests lack of specificity in recording underlying causes of death on death certificates.*

Source: the American Cancer Society, Inc., Surveillance and Health Policy Research (2009).

Potential Target Markets for GenSpera

Market Size for Cancer Therapies

Although significant improvements in cancer diagnosis have been made in recent years and various therapies have been developed to treat the disease, cancer continues to be a major healthcare challenge worldwide. In the U.S., nearly one out of two men and roughly one out of three women develop cancer in their lifetime (Source: the ACS's *Cancer Facts & Figures 2009*). In 2009 alone, the ACS estimated that nearly 1.5 million new cases of cancer would be diagnosed in the U.S. and over 560,000 patients would die as a result of cancer—over 1,500 people per day—making cancer the second most common cause of death in the U.S. behind cardiovascular disease. The cancer therapy market is the second largest pharmaceutical market by sales after the cardiovascular drug market (Source: BBC Research and Consulting's *Cancer Therapies: Technologies and Global Markets* May 2008).

While the global market for cancer therapies has experienced a continued period of rapid growth, England-based URCH Publishing expects this rate of expansion to decrease slightly due to an increase in generic competition. With 2007 sales of $66.2 billion, the global market for cancer treatments is expected to expand at a compound annual growth rate (CAGR) of 9.4% for five years, reaching $103.9 billion by 2012. In addition, in 2007, 21 different cancer therapies achieved global sales beyond $1 billion (Source: URCH Publishing's *Cancer Market Trends 2008-2012* January 2009).

The cancer therapy market encompasses four key segments: (1) chemotherapy; (2) hormone therapy; (3) target therapy; and (4) immunotherapy. BBC Research indicated that target therapy presently captures the largest share of the market with estimated 2008 sales of $22.9 billion. Further, this segment is expected to triple by 2013, reaching roughly $69.1 billion in sales (Source: *Cancer Therapies: Technologies and Global Markets*). In contrast, the second largest category, chemotherapy, was expected to reach approximately $14.3 billion in 2008. Figure 2 portrays the estimated values of each the four key segments in the global cancer therapy market from 2006 to 2013.

Figure 2
THE ESTIMATED GLOBAL CANCER THERAPY MARKET, 2006-2013 ($ MILLIONS)


70,000
60,000
50,000
40,000
30,000
20,000
10,000
0
$ Millions
2006
2007
2008
2013
Target Therapy
Chemotherapy
Hormone Therapy
Immunotherapy

Source: BBC Research & Consulting's Cancer Therapies: Technologies and Global Markets (May 2008).

GENSPERA'S PRODRUG TECHNOLOGY

Prodrugs are often developed by adding an appendage to the original parent drug molecule in order to alter its **physicochemical** properties and enhance its ability to be delivered. Thus, prodrugs are created to overcome the barrier(s) to utility found in the parent drug molecule. There are several common barriers to drug delivery, including lack of site specificity, which often causes negative side effects in patients. The process of transformation of GenSpera's prodrugs, from the original cytotoxin thapsigargin to its derivative 12-ADT to its final format, is depicted in Figure 3.

Figure 3
GenSpera, Inc.
HOW THE COMPANY MAKES ITS TARGET-ACTIVATED PRODRUGS


Thapsigargin
Chemical Modification
12-ADT
Attachment of
Targeting/Masking Agent
Target-activated
Prodrug

Source: GenSpera, Inc.

GenSpera is working to design prodrugs that deliver the parent drug through the systemic circulation to the desired site of action in a safe, effective, and efficient manner. The Company seeks to identify specific enzymes that are found at high levels in tumors relative to other tissues in the body. Upon identifying these enzymes, GenSpera creates peptides that are recognized predominantly by those enzymes in the tumor and not by enzymes in normal tissues. This double layer of recognition adds to the tumor-targeting benefits found in the Company's prodrugs. GenSpera leverages two separate approaches as platforms to develop its prodrug candidates, each of which overviewed below.

(1) *Targeting the Tumor's Blood Supply*. For this technique, the Company has designed a prodrug candidate that includes a peptide to mask the activity of the cytotoxin while also helping to target the cytotoxin to the site of the tumor. The peptide, which also solubilizes the prodrug to permit intravenous delivery, can only be removed by an enzyme that is commonly found in blood vessels supporting the tumor. Once the peptide is removed, the cytotoxin is released into the cells of the tumor's blood vessels, causing the network to collapse. Once the tumor's nutrient source has been dismantled, the tumor cells begin to starve, ultimately leading to their death. This platform encompasses G-202, GenSpera's lead prodrug candidate.

(2) *Targeting the Tumor Cells Directly*. This method involves selecting peptides for prodrugs that can be removed by enzymes found in tumors. Once the peptide is removed, the active drug precipitates directly into nearby cancer cells. The drug's cytotoxicity causes the death of cancer cells within the tumor. Using this approach, GenSpera has developed two prodrug candidates for prostate cancer with encouraging results in animal studies thus far. The Company also intends to target other forms of cancer via this platform.

GenSpera's target-activated prodrug technology platforms may enable the Company to target a wide range of solid tumors, as shown in Figure 4 (page 19). GenSpera has also proposed several alternate applications for its technology, including alleviating symptoms associated with **benign prostatic hypertrophy (BPH)** or serving as an aid in cancer imaging.

Figure 4
GenSpera, Inc.
POTENTIAL APPLICATIONS OF GENSPERA'S TARGET-ACTIVATED PRODRUG TECHNOLOGY PLATFORM


Prostate Cancer
Kidney Cancer
Breast Cancer
Primary Development Focus
Bladder Cancer
Other Tumors
Attacks Tumor Directly
Target-activated Prodrug Technology Platform
Attacks Tumor Blood Supply
Other Tumors
Imaging
Accumulates in Tumors
Shrinks Enlarged Prostate
BPH

Source: GenSpera, Inc.

The Potential of GenSpera's Prodrug Therapies

Numerous cancer treatments use cytotoxins to kill cancer cells, as cytotoxins can have direct destructive effects on specific cells in the body. However, current chemotherapies for cancer patients entail the use of compounds that are toxic to both cancer and healthy cells. In the early stages of cancer, chemotherapy can be combined with surgery or radiation, but in the later stages of the disease, it is the preferred or only treatment option for many patients. However, the Company believes that there are several major drawbacks of chemotherapy, as listed below.

- *Side Effects.* Currently available cytotoxic agents indiscriminately affect both cancer cells and non-cancer cells in the body, often leading to serious side effects. Side effects of cytotoxins include the death of healthy cells such as those from hair follicles and bone marrow that also rapidly divide and therefore suffer significant damage from the anticancer agent.

- *Incomplete Tumor Kill.* Many of the leading chemotherapeutic agents act by preventing further division of cancer cells. Once a cytotoxin is administered to a cancer patient, the fast-dividing cancer cells are often destroyed at a more rapid rate than slower-dividing, non-cancerous cells. As such, efficacy is generally lower for tumors containing cells that divide slowly.

- *Resistance.* After repeated exposure to chemotherapy drugs, cancer cells often develop a resistance to the agent, thus limiting the number of times that a treatment can be applied effectively.

Conversely, prodrug chemotherapy is being investigated as a means to deliver higher concentrations of the cytotoxic agents to the tumor location, while avoiding the toxicity of these higher doses in the rest of the body. Prodrug therapy entails administering the cytotoxin to the patient in an inactive form, which is converted into the active cytotoxin at the tumor site. GenSpera believes that, if successfully developed, prodrug therapies have the potential to be effective treatments for a broad range of solid tumors. In animal models, the Company's proprietary technologies appear to meet the requirements for an effective prodrug, as further detailed on pages 24-27. GenSpera anticipates that its cytotoxin addresses two additional issues prevalent with current cancer therapeutics: (1) it kills both slowly and non-dividing cancer cells as well as rapidly dividing cancer cells; and (2) it does not appear to prompt drug resistance in cancer cells.

How GenSpera's Prodrugs Work

GenSpera's prodrugs employ a novel process to prevent its cytotoxin from harming healthy, non-cancerous cells in the body, whether rapidly or slowly dividing. The Company's technology supports the creation of prodrugs by attaching targeting/masking agents to a cytotoxin in a manner that allows conversion of the prodrug to its active form at the site of tumors. GenSpera has chemically modified thapsigargin (a potent cytotoxin) to develop 12-ADT, a derivative of thapsigargin that is also capable of killing fast-, slow-, and non-dividing cells indiscriminately. The Company believes that targeting cell death independently of cell division is important for three reasons: (1) it allows the drug to be effective against tumor cells that divide more slowly than normal cells in the body (e.g., prostate cancer); (2) the drug can be effective against the very slowly dividing blood vessel cells within solid tumors; and (3) the drug may also kill cancer stem cells, which in general are also very slowly dividing. GenSpera owns patents for 12-ADT as a composition of matter, in addition to other similar chemical derivatives and the nontoxic prodrugs that incorporate those derivatives. Patent applications covering the Company's specific prodrugs are also pending. The Company's two issued core patents, both entitled "Tissue-specific Prodrug," contain claims that cover the composition of 12-ADT. A simplified depiction of GenSpera's therapeutic process is provided in Figure 5, followed by details of thapsigargin, 12-ADT, and the targeting/masking agents.

Figure 5
GenSpera, Inc.
HOW THE COMPANY'S PRODRUG CHEMOTHERAPY WORKS


Inactive Form
Active Form
Cell-killing Agent
Targeting/Masking Agent (peptide)
Cell-killing Agent
1
2
3
Normal blood vessel cell
Blood vessel cell in tumor

1. When combined with a targeting/masking agent, the Company's cell-killing agent is inactive in the bloodstream.

2. The cytotoxin remains inactive until it finds an enzyme found only at the target (cancer) site that cuts off the targeting/masking agent, thus activating the therapeutic drug.

3. The remaining cytotoxin, which is no longer soluble, precipitates directly into the nearby cells at the tumor site, killing them.

Source: GenSpera, Inc.

Thapsigargin

Thapsigargin is a highly potent compound extracted from the Mediterranean plant *Thapsia garganica (T. garganica)*. Thapsigargin is a well-characterized and studied compound that, unlike other cytotoxic agents, has the ability to kill slow and non-dividing cells. It is important to note that thapsigargin induces **apoptosis**, or programmed cell death, which is a type of non-inflammatory cell death that also occurs during normal tissue development. Thapsigargin elicits cell death by blocking the **SERCA pump**, which works to maintain a low level of calcium within cells. Once the SERCA pump is blocked, the concentration of **cytosolic** calcium increases rapidly, leading to the death of the treated cells via apoptosis. Because the SERCA pump is expressed in the majority of tissues in the body, it is critical for the delivery mechanism to only release the active drug at the cancer sites or tumor vasculature within the patient.

While *T. garganica* is relatively common in the wild, to the Company's knowledge, Thapsibiza S.L. is the only commercial supplier of *T. garganica* seeds, which are harvested from the coastal regions of Spain. In April 2007, GenSpera obtained the proper permits from the U.S. Department of Agriculture (USDA) for the import of *T. garganica* seeds into the U.S. and, in January 2008, entered into a five-year sole-source agreement with Thapsibiza. Per the material terms of the agreement, the Company is permitted to seek additional suppliers to supplement its supply from Thapsibiza. However, Thapsibiza is expected to exclusively provide *T. garganica* seeds to GenSpera at the current price of €300 per kilogram (kg). Thapsibiza can increase the price without notice to compensate for increased governmental taxes. Once the Company successfully secures $5 million of equity financing, and for so long as GenSpera continues to develop drugs derived from thapsigargin, the Company is required to purchase a minimum of 50 kg of *T. garganica* seeds per **harvest period year**.

The National Cancer Institute's (NCI) Evaluation of Thapsigargin's Effects

Thapsigargin has been included on the NCI's Developmental Therapeutics Program, an anticancer compound screening program designed to identify novel chemical leads and biological mechanisms. The NCI's experiments demonstrated that thapsigargin possesses broad growth inhibitory activity and was 10 to 100 times more potent than Bristol-Myers Squibb Co.'s (BMY-NYSE) **Taxol® (paclitaxel)** or **doxorubicin**, which served as the reference cytotoxic agents. A similar experiment published in the *Journal of the National Cancer Institute* in 2003 evaluated a broader panel of prostate cancer cell lines and other non-cancer cell types than the previous screening. Equivalent results were achieved, indicating that thapsigargin killed cells non-selectively, regardless of whether the test cells were normal, malignant, or of prostatic origin. Further, the data also showed that thapsigargin effectively killed both rapidly and very slowly dividing cells in contrast to Taxol® or doxorubicin, which diminished in efficacy when tested against these slower dividing cells. Figure 6 illustrates the ability of each of the different drugs to achieve apoptosis in high- or low-proliferation cell cultures that were exposed to the product for 48 hours.

Figure 6

GROWTH OF HUMAN PROSTATE CANCER CELLS AND EFFECT OF THAPSIGARGIN


High Proliferation Cultures
Low Proliferation Cultures
Percent Apoptosis
0
10
20
30
40
50
60
Control
Doxorubicin
Taxol
Thapsigargin
100 nM for 48 hr

Source: Journal of the National Cancer Institute 2003.

Creating Prodrugs from Thapsigargin

In the past, thapsigargin has not been used as a cancer drug because its natural form is toxic to healthy body tissues in addition to cancer cells and tumors. Over the past 15 years, GenSpera has focused on targeting the active drug specifically to the tumor in order to reduce or eliminate the damage to healthy cells and tissues. More specifically, the Company has investigated ways to attach masking agents that render thapsigargin and its analogs temporarily nontoxic, while maintaining the ability to selectively remove the masking agent at the tumor site, thus activating the compound exactly where its toxic effects are needed.

Important factors in the development of GenSpera's prodrug were determining how to attach the peptide to thapsigargin and identifying the best location for attachment. The laboratory of Dr. Samuel R. Denmeade (biography on page 12), one of GenSpera's co-founders and currently the chief clinical advisor of the Company's Scientific Advisory Board, discovered that GenSpera's target enzymes—enzymes found primarily at tumor sites—were unable to remove the final **amino acid** of peptides attached directly to thapsigargin. Therefore, the development of a prodrug required the identification of a chemical derivative of thapsigargin that met several key requirements:

- was equally as effective as thapsigargin in killing cancer cells;
- could be chemically coupled to the desired peptide; and
- was able to regain its activity once it was exposed to the target enzyme at the tumor site.

<u>12-ADT</u>

As GenSpera's targeting/masking agents cannot be directly attached to thapsigargin, GenSpera created 12-ADT, a therapeutically active analog of thapsigargin that fulfills the key requirements listed above. 12-ADT enables GenSpera to attach its targeting/masking agents to its proprietary compounds and is currently the chief therapeutic component of GenSpera's products, including its lead prodrug candidate G-202. 12-ADT functions by dramatically raising the level of calcium inside cells, which leads to cell death. It is the subject of the Company's patent protection, as are the specific peptide sequences that GenSpera attaches to 12-ADT. In addition, while the creation of 12-ADT is based on numerous years of research by members of GenSpera's Scientific Advisory Board, the Company does not owe any milestone or royalty payments to third parties.

<u>Targeting/Masking Agents</u>

GenSpera uses peptides as its targeting/masking agents. Peptides are short strings of amino acids, the building blocks of many components found in cells. The Company selects peptides that specifically target 12-ADT to tumors. When attached to 12-ADT, GenSpera's targeting/masking agent is able to temporarily mask the activity of 12-ADT, essentially making it inactive. The agent also makes the prodrug highly soluble in blood, making intravenous administration possible. The Company's technology capitalizes on the ability of the masking peptides to be removed by chemical reactors in the body called enzymes as well as the highly specific recognition of particular peptides by particular enzymes. As such, the peptide can only be removed by a specific enzyme found at the target (tumor) site. Once the peptide is removed, 12-ADT returns to its naturally active, insoluble state and precipitates directly into the nearby cells.

G-202: GENSPERA'S LEAD PRODRUG CANDIDATE

G-202 is a prodrug chemotherapy designed to selectively destroy the blood supply of solid tumors in cancer patients. G-202 is developed by chemically modifying thapsigargin to its equally active derivative, 12-ADT, which is then coupled with a specific peptide that masks the activity of the drug until it is delivered to its target site. G-202's protective peptide is preferentially removed by the prostate-specific membrane antigen (PSMA)—a process that the Company refers to as the targeted delivery of the active drug.

PSMA Expression

PSMA is a prostate differentiation antigen that is also expressed at minimal levels in a few specific cell types beyond the prostate, including in the established vasculature of many solid tumors. The antigen was first identified as a surface protein in normal (non-cancerous) prostate epithelium and in a large percentage of primary and metastatic prostate cancers. For this reason, PSMA is currently used as a marker of prostate cancer. ProstaScint®, developed by Cytogen Corporation (acquired by EUSA Pharma Inc.), is an approved agent that uses labeled antibodies to seek and bind to PSMA to identify both primary prostate cancer and its metastases.

PSMA-targeted prodrugs may be able to attack many different tumor types because PSMA is over-expressed in both prostate cancer and in the tumor-associated vasculature of several solid tumor types. As such, GenSpera has chosen PSMA as the activating enzyme in G-202. To the Company's knowledge, all data to date has suggested that the expression of PSMA by endothelial cells is confined to tumor vasculature. Based on this information, the Company does not expect PSMA-targeted therapeutics to harm blood vessels in any non-cancerous tissues. Therefore, prodrugs that are PSMA-targeted may have a broader application because they are designed to specifically attack the blood supply of a large number of different tumor types, and thus have a clinical profile of a potent **angiotoxic** agent.

The Clinical Opportunity: Disrupting Tumor Blood Supply

Angiogenesis, the physiological process involving the formation of new blood vessels, is a standard process in growth and development as well as in wound healing. However, angiogenesis is also the process by which a tumor may grow beyond a clinically insignificant size. Without the nutrition and oxygenation from a local blood supply, tumors cannot grow to be more than several millimeters in size.

Interrupting angiogenesis to tumors has been employed as a method to slow or potentially reverse tumor growth. For example, Genentech Inc.'s (DNA-NYSE) AVASTIN®, an FDA-approved **monoclonal antibody**, inhibits the activity of vascular endothelial growth factor (VEGF), a substance that is important for the growth and survival of endothelial cells. Other approved drugs may also work in part via anti-angiogenesis, including Bayer HealthCare's and Onyx Pharmaceuticals, Inc.'s (ONXX-NASDAQ) Nexavar®, Pfizer Inc.'s (PFE-NYSE) SUTENT®, and Celgene Corporation's THALOMID®—all of which are further detailed in the Competition section on pages 32-35. While these medicines may have limited therapeutic effects—with median patient survival times increasing only by several months—GenSpera anticipates that the aforementioned products may help clinically validate the therapeutic approach of disrupting blood supply to tumors in addition to confirming the market potential.

Although these medicines are approved and have hundreds of millions to billion dollar sales, achievements that validate both the cellular target of the products as well as the market potential, the Company believes that there remains a vast window for improvement in therapeutic response. GenSpera's approach, called tumor angiotoxicity, is designed to destroy both the existing and newly growing tumor vasculature, rather than just block new blood vessel formation as found in commercially available products. The Company anticipates that its technique may lead to a more immediate collapse of nutrient supply to the tumors, improving the rate of destruction at the tumor site.

Based on preclinical studies, the Company believes that G-202 has the characteristics of a favorable prodrug candidate. To be clinically successful, GenSpera believes that the preclinical candidate should possess certain attributes, as listed on the left side of Table 8. The right side of Table 8 lists the **pharmacokinetics** of G-202 in relation to the Company's desired prodrug characteristics.

Table 8
GenSpera, Inc.
AN EVALUATION OF SEVERAL FAVORABLE CHARACTERISTICS OF PRODRUGS VERSUS G-202

Favorable Prodrug Characteristic	G-202 Pharmacokinetic Results
The prodrug is relatively stable in its inactive form in the bloodstream.	• The half-life (time for the initial concentration to be reduced by 50%) of the inactive prodrug in the bloodstream is 5.5 hours in mice and 10 hours in monkeys.
There is a high accumulation of the active drug in the tumor tissue, with very low concentrations in other tissues.	• Tumor tissue accumulates significant levels of the active form (12-ADT) at 24 hours after the last dose, with less than a 50% decrease over the subsequent two days, and with relatively high levels still found after five days. • Only very low concentrations of 12-ADT were found in other tissues, such as the kidney, skeletal muscle, or brain.*
There are low concentrations of the active form of the drug in the bloodstream relative to the inactive prodrug form.	• The concentration of 12-ADT in the bloodstream never exceeded 1% of the concentration of G-202 (the inactive prodrug) over a 16-hour period.
The difference in toxicity between the inactive prodrug and its corresponding active drug should be as high as possible.	• 12-ADT is toxic to mice at over 1,000-fold lower doses than the therapeutic doses of G-202.
The activated drug is actively taken up by adjacent cancer cells for a "bystander" killing effect.	• Target enzymes were selected for their activity on the outer surface of cells. Hence, the activated drug is free to kill any cells within its immediate vicinity.

* Higher concentrations were found in the liver without apparent toxicity, which the Company believes is most likely a part of the liver's normal function in clearing cytotoxic drugs from the bloodstream.

Source: GenSpera, Inc.

In summary, the Company believes that G-202 exhibits favorable characteristics as a prodrug candidate. G-202 is stable in its inactive form in the bloodstream, and therefore, dosing levels and the frequency of infusions are easily controlled. In addition, G-202 has demonstrated the ability to target tumors with minimal leakage of the active form into the bloodstream or other tissues, as further detailed on pages 25-27. As such, the dosing levels of G-202 could be increased, if necessary. G-202 also may not require combination with other therapies, which could permit faster and less costly clinical trials.

Anti-tumor Efficacy Studies of G-202

GenSpera has conducted several studies using G-202 in a variety of animal models with solid tumors, including prostate, bladder, renal (kidney), and breast cancers. In these studies, the administration of G-202 stopped tumor growth—and in most cases caused noticeable regression of the tumor—with no visible re-growth for roughly one month following the last treatment. G-202 was well tolerated at dose levels that caused cessation of tumor growth with no signs of toxicity. At the highest doses, transient weight loss was documented, which quickly recovered after each course of therapy. In addition, the data indicated that even after several dosing cycles, G-202 did not activate drug resistance in tumor cells. The Company has also completed definitive toxicology studies of G-202 in rats and monkeys.

G-202's Anti-tumor Activity Against PSMA-producing Human Prostate Cancers

To initially determine whether G-202 could serve as an anti-tumor agent in live animals, GenSpera evaluated the agent for activity in the **LNCaP** mouse **xenograft** model. LNCaP cells express PSMA at roughly the same level as found in a human prostate. When administered via intravenous injection at a dose of 17 mg/kg daily for four days, G-202 nearly ceased tumor growth. G-202 was also well tolerated with no signs of morbidity or toxicity during the study.

The Company subsequently evaluated G-202 for anti-tumor efficacy against the **CWR22R-H** human prostate tumor xenograft, which expresses higher levels of PSMA than LNCaP tumors. Mice with CWR22R-H tumors were treated with G-202 at either 17 mg/kg for 10 consecutive days or 56 mg/kg for three consecutive days. Both treatment regimens inhibited tumor growth for approximately 32 to 40 days before re-growth was detected. In addition, between the two different regimens, no significant difference in anti-tumor response was observed. The anti-tumor effect of the more intense dosing regimen, which is shown in Figure 7, was accompanied by weight loss (maximum of roughly 17%), which resolved and reached control values by day 27. The lower-intensity dosing regimen of G-202, which equaled the total dose of the 56 mg/kg regimen, was also accompanied by a marginal (<10%) but rapidly reversible weight loss. The results of these two studies demonstrated that G-202 could produce significant anti-tumor effects at doses that were well tolerated by mice.

Figure 7
GenSpera, Inc.
ANTI-TUMOR EFFICACY OF G-202 AGAINST CWR22R-H PROSTATE CANCER XENOGRAFTS


Tumor Volume (cc)
0.60
0.50
0.40
0.30
0.20
0.10
0.00
0
5
10
15
20
25
30
35
Days
Control (no G-202)
G-202 (56 mg/kg)
Indicates days when treatment was administered
* Indicates a statistically meaningful difference from control

Source: GenSpera, Inc.

GenSpera's next study was designed to evaluate G-202 for its ability to exert extended anti-tumor activity after several administration cycles at high dose levels. Mice with CWR22R-H were treated with four courses of G-202 intravenously at a dose of 56 mg/kg for three consecutive days. Each treatment course occurred at 10-day intervals. The data from the study demonstrated that the dosing regimen significantly inhibited tumor growth over the course of therapy from day 7 until the experiment was terminated on day 69. Similar to the previous experiment with 56 mg/kg dosing levels, tumor growth became apparent roughly 20 days after the last treatment. In addition, the mice also temporarily lost weight (maximum of approximately 12%), which recovered quickly after each course of therapy.

Based on the preliminary findings, which evaluated established but small tumors, GenSpera could not determine whether G-202 caused tumor regression or merely extended a stagnant growth period. As such, the Company also evaluated the ability of G-202 to cause tumor regression in animals with relatively large CWR22R-H tumors that had re-grown after the discontinuation of treatment with GenSpera's related PSMA-targeted prodrug, 12-ADT-Asp-Glu (also called G-201). In this study, G-202 was administered intravenously at a dose of 56 mg/kg for three separate cycles of dosing: days 1-3, days 16-18, and days 26-28. Data indicated that each dosing cycle caused noticeable regression of the large tumors, suggesting that G-202 exerts cytotoxic and tumor-reducing effects *in vivo*. In addition, the tumors did not manifest a resistance to the drug, even after multiple dosing cycles.

G-202's Anti-tumor Effect Against Non-PSMA-producing Human Cancers

Some researchers have demonstrated PSMA expression in the new vasculature of a variety of tumor types, including renal, bladder, colon, neuroendocrine, pancreatic, lung cancers, and the majority of breast cancers and sarcomas. Prostate cancer is not included because research has shown that endothelial cells within prostate cancers do not appear to make PSMA (Source: *Cancer Research* 1999; 59: 3192-3198). A report published in 2006 demonstrated that PSMA may serve as an interface on the molecular level, coordinating both extracellular and intracellular signals during angiogenesis (Source: *Molecular and Cellular Biology* 26(14):5310-5324). In this study, **PSMA knockout mice** had marked impairment of new blood vessel formation, indicating that G-202 may also be effective against non-prostate cancer tumors due to its ability to selectively destroy PSMA-producing endothelial cells present within the tumor.

Based on these findings, the Company evaluated the anti-tumor effect of G-202 against human **TSU-Pr1** bladder cancer xenografts by administering three consecutive daily 56 mg/kg doses of G-202 to **nude mice** bearing TSU-Pr1 xenografts for four cycles. The treated mice exhibited significant inhibition of tumor growth versus vehicle-treated controls, which received vehicle alone—15% solutol/15% propylene glycol in phosphate-buffered saline. The treated versus control (T/C) ratio of the tumor volume on day 25 was 0.33. By day 33, the tumor volume in six of the eight treated control animals was greater than 0.5 cc, while all but one of the animals treated with G-202 was less than 0.5 cc. Calculated from the ratios of measured tumor volume at day 33 to starting tumor volume for each individual animal, the relative volume of control tumors was 13.2 versus 3.2 for G-202-treated tumors, as shown in the top of Figure 8 (page 27).

In addition, GenSpera evaluated G-202 for anti-tumor efficacy in the **SN12C** human renal cancer xenograft model by administering five consecutive daily doses of 56 mg/kg to nude mice for three courses of treatment. The data from this study, which is illustrated in the center of Figure 8 (page 27), demonstrated tumor regression when contrasted with the size of the tumor at the beginning of the experiment. After the third course of G-202 treatment, the T/C ratio on day 30 was 0.12 versus vehicle controls. By day 30, the group treated with G-202 experienced a 75% reduction in overall tumor size. The experiment was also repeated at a dosing level of 5.6 mg/kg on the same dosing schedule. These results further validated the anti-tumor effects of G-202—even at one-tenth of the original dose—relative to vehicle controls, with a T/C ratio of 0.57 on day 30.

G-202 was also tested using the **MCF-7** human breast tumor model in nude mice to evaluate its anti-tumor effects. Only two consecutive daily doses of 56 mg/kg G-202 were administered to the mice. This single course of therapy resulted in complete regression in six out of eight treated animals, indicating that 75% of animals may have been cured. The data from this study is shown at the bottom of Figure 8 (page 27). Based upon this solid preclinical data with G-202, GenSpera has selected breast cancer as its initial clinical target.

Summary of Data

The anti-tumor effects of G-202 on the growth of breast, renal, bladder, and prostate cancer xenografts indicate that G-202 may have a broad application as therapy for a variety of human solid tumors because of its ability to selectively target PSMA-producing endothelial cells within these tumors. Further, the effects are achievable at doses of G-202 that are well tolerated in mice. GenSpera believes that it may be able to eliminate cancerous tumors with dosing that is effective for an extended length of time. Further, the Company also anticipates that this is more likely to be achieved in humans than in mice due to the ability to infuse the drug and a potentially longer half-life of G-202 in the human bloodstream versus that of laboratory animals. Given its efficacy profile, GenSpera also expects that G-202 will likely be effective as a monotherapy, thus reducing the costs and time required to conduct clinical trials.

Figure 8

GenSpera, Inc.

EFFICACY OF G-202 IN MOUSE MODELS OF HUMAN BLADDER, RENAL, AND BREAST CANCERS

Anti-tumor Efficacy of Four Courses of G-202 (56 mg/kg x 3 days) Against TSU-PR1 Human Bladder Cancer Xenografts


Vehicle
G202 56 mg/kg x 3d
Relative Tumor Volume
Days
18.0
16.0
14.0
12.0
10.0
8.0
6.0
4.0
2.0
0.0
0
5
10
15
20
25
30
35
40

↓ Indicates days when treatment was administered

* Indicates a statistically meaningful difference from control

Anti-tumor Efficacy of G-202 Against SN12C Human Renal Cancer Xenografts


Relative Tumor Volume (cc)
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
0
5
10
15
20
25
30
Days
Control (no G-202)
G-202 (56 mg/kg)

↓ Indicates days when treatment was administered

* Indicates a statistically meaningful difference from control

Anti-tumor Efficacy of One, Two-day Course of G-202 Against MCF-7 Human Breast Cancer Xenografts


Tumor Volume (cc)
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
0
5
10
15
20
25
30
35
40
Days
Control (no G-202)
G-202 (56 mg/kg)

↑ Indicates days when treatment was administered

* Indicates a statistically meaningful difference from control

Source: GenSpera, Inc.

Clinical Strategy

Unlike the first generation of angiogenic drugs, which only blocked new vessel formulation, GenSpera believes that its approach destroys the existing tumor vasculature, collapsing the tumor's nutrient supply and destroying the tumor at a more rapid rate. Because G-202 is capable of attacking the blood supply to a variety of tumors, the Company believes that there is a wide range of clinical applications for G-202. Further, after receiving solid preclinical breast cancer data, GenSpera's first clinical target for G-202 is breast cancer. Nevertheless, the Company expects to continue to evaluate G-202 in other preclinical animal models of various cancers in addition to evaluating other potential clinical opportunities as human patient data is collected in early clinical trials.

<u>G-202's First Clinical Target: Breast Cancer</u>

The ACS estimated that roughly 194,280 new cases of breast cancer could be diagnosed in the U.S. in 2009, with 40,610 deaths occurring as a result of the disease (Source: *Cancer Facts & Figures 2009*). The most significant risk factors for breast cancer are considered to be gender and age, as the risk for developing this disease is higher in women and increases as individuals age. For women in the U.S., the death rates for breast cancer are higher than those for any other cancer except for lung cancer.

While breast cancer is a complicated disease, there are well-established treatment guidelines for the majority of the disease's stages. However, there are no commonly accepted standards of care for patients with metastatic disease that has recurred after primary chemotherapy, as no particular regimen has shown efficacy in a broad patient population. In general, GenSpera believes that the first-generation of **anti-angiogenic drugs**—while they may be able to achieve a slight survival benefit as a combination therapy—will likely be ineffective as a monotherapy in late-stage breast cancer because their primary mechanism is focused on slowing the growth of tumors by blocking new blood vessel formation. In contrast, the Company anticipates that G-202 may have a distinct advantage over traditional chemotherapeutics and anti-angiogenics in this patient population for the following two key reasons:

(1) G-202 is designed to attack the existing tumor vasculature, leading to tumor regression, versus anti-angiogenic drugs that only slow the growth of tumors; and

(2) G-202 attacks normal blood vessels within the tumor, not the tumor cells directly. Therefore, GenSpera's candidate should not be subject to mechanisms of drug resistance that arise in tumors that have already been exposed to other chemotherapeutic agents.

G-202 is able to deliver a cytotoxin to a tumor site in a targeted manner while avoiding drug resistance in cancer cells. Therefore, unlike other cancer treatments that require a combination therapy to improve efficacy or minimize side effects, G-202 may be effective independently. As such, the Company intends to evaluate G-202 in late-stage breast cancer as a monotherapy.

<u>Phase I</u>

To prepare for activities pertaining to the development of G-202, GenSpera has drafted a clinical plan that has received active interest from two major medical centers that the Company expects to be involved in the Phase I clinical trial: (1) the Johns Hopkins' Sidney Kimmel Comprehensive Cancer Center, with Dr. Michael Carducci as principal investigator; and (2) the University of Wisconsin Comprehensive Cancer Center, with Dr. George Wilding as principal investigator. The purpose of a Phase I study of G-202 is to evaluate its safety, understand its pharmacokinetics in humans, and determine an appropriate dosing regimen for the subsequent clinical studies. GenSpera intends to conduct Phase I clinical studies in cancer patients with any type of solid tumor who have relapsed after previous treatments—a strategy that is expected to facilitate enrollment and offer insight into a diverse population of cancer patients. GenSpera seeks to enroll up to 30 patients in its Phase I study.

Phase II

Assuming successful completion of the Phase I clinical program, GenSpera expects to conduct a Phase II clinical trial to determine the therapeutic efficacy of G-202 in cancer patients. GenSpera currently plans to conduct its Phase II studies in locally advanced or metastatic breast cancer patients who have failed prior therapeutic regimens that have used standard chemotherapeutic agents. The purpose of a Phase II study is to determine if the drug candidate has a therapeutic benefit in a small population of target patients. GenSpera selected the locally advanced or metastatic breast cancer patient population for several reasons, including the large market size as well as the solid preclinical breast cancer data associated with G-202. The Company anticipates that 42 patients will likely be required for an appropriate evaluation and the trial may take roughly 18 months to complete.

Regulatory Activities

In August 2008, GenSpera sought and conducted a pre-Investigational New Drug (IND) application meeting with the U.S. Food and Drug Administration (FDA) to open dialogue between the Company and the regulator, as well as to obtain guidance. At the meeting, the Company presented a compilation of information from its manufacturing processes and preliminary toxicology studies, together with GenSpera's proposed development and clinical plans. While the FDA offered several remarks and suggestions, it did not require changes to any aspect of GenSpera's proposed development program, including its manufacturing, toxicology, or clinical plans.

The Company intends to submit an IND with the FDA in the second quarter 2009. GenSpera's IND application will likely include the Company's proposed clinical plan as well as all of the preclinical data pertaining to G-202, including the scientific rationale, efficacy data in animals, toxicology data, manufacturing information, drug formulation, and stability records, among other information. Approval of the IND by the FDA would indicate that it is reasonable to begin clinical evaluation of G-202 in humans.

Manufacturing and Development

To leverage GenSpera's experience and available financial resources, the Company does not intend to develop company-owned or company-operated manufacturing facilities. As such, GenSpera expects to outsource all drug manufacturing to a contract manufacturer that operates in compliance with Good Manufacturing Practice (GMP) standards. The Company may also seek to refine the current manufacturing process as well as the final drug formulation to simplify storage and related processes. In January 2008, GenSpera entered into an Alliance Agreement with InB:Hauser Pharmaceutical Services to perform most of the Company's contract manufacturing efforts. Under the terms of this agreement, independent work orders have been and will likely continue to be constructed for various tasks, including manufacture of chemical intermediates and reference standards, manufacture of G-202 in compliance with GMP standards, and development of analytical methods in support of GenSpera's development programs.

GenSpera believes that its current stockpile of *T. garganica* seeds can generate 2.5 kg of drug product, and as such, the Company already has enough starting material to take G-202 through late-stage clinical testing. The first clinical batch of G-202 has already been manufactured by InB:Hauser.

Other Potential Business Applications for G-202

GenSpera believes that G-202 may have several characteristics that would make it successful in business applications other than chemotherapy. For example, the Company anticipates that because PSMA is found within the healthy and enlarged prostate, the size of the prostate gland may be reduced when G-202 is administered to treat tumors. This potential size reduction may have a positive effect in the clinic by relieving symptoms associated with prostate cancer and benign prostatic hypertrophy (BPH), a condition characterized by urinary problems associated with an enlarged prostate in elderly men. The American Urological Association (AUA) estimates that BPH is prevalent in over 50% of men above age 60, a figure that increases to 90% by age 85 (Source: the AUA's *Clinical Guidelines on the Management of BPH* 2003). The potential utility of G-202 in the treatment of BPH is closely related to its toxicity profile in humans. While not a current primary business focus, this effect is expected to be closely monitored in early clinical trials.

In addition, G-202 may also have potential as an aid in cancer imaging. A key issue when managing cancer patients is the ability to follow tumor progression and monitor the effects of therapeutic agents with sophisticated imaging techniques. X-rays, which can detect bulky disease tissue, are commonly used for this purpose despite their insensitivity and minimal utility in cancers that predominantly metastasize to bone (e.g., prostate cancer). An advantage of GenSpera's technologies is the potential to target the active compound 12-ADT into tumors at high concentrations, which could enable the use of a detectable "label" with 12-ADT to permit the detection and tracking of tumors via more sensitive methods such as **positron emission tomography (PET)**, **computerized tomography (CT)**, or **magnetic resonance imaging (MRI)**. GenSpera's research in this area is covered by patents and supported by laboratories at Johns Hopkins and the University of Copenhagen via academic grants awarded to the Company's collaborators. If successful, GenSpera may out-license the technology to a potential partner for development as an imaging agent while the Company focuses on its core business of developing therapeutic agents.

DEVELOPING PRODRUGS TO TARGET TUMORS DIRECTLY

GenSpera's technology has a broad range of potential applications, including the pairing of cytotoxic derivatives of thapsigargin to peptides that are only removable by enzymes expressed in a particular tumor type. The laboratories of Dr. John T. Isaacs and Dr. Denmeade are working to develop other lead compounds that specifically release thapsigargin within prostate tumors. Biographies for Dr. Isaacs and Dr. Denmeade, who are co-founders of GenSpera presently serving as Scientific Advisory Board members, are provided on page 11 and page 12, respectively. The Company's first approach coupled thapsigargin to peptides that were selectively cleaved by prostate cancer-specific proteases called prostate-specific antigens (PSA), which led to GenSpera's development candidate, G-115. The Company's second program entails the delivery of thapsigargin selectively to prostate tumors via human glandular kallikrein 2 (hK2), a separate prostate cancer-specific protease. The hK2 program has resulted in several molecules with anticancer properties in animal models, and the Company is currently using peptide optimization to identify a legitimate development candidate.

PSA-targeted Prodrugs for Prostate Cancer

Compared to other cancers, prostate cancer has a large proportion of slowly proliferating cells that are resistant to treatment with conventional cytotoxic agents. Currently available therapies generally attack and destroy rapidly dividing cells, as opposed to cells that divide slowly or are inactive. The side effects associated with the present therapies are severe because cell division is also a frequent and normal process of healthy non-malignant tissues. Therefore, to develop an efficacious drug, it is important to use an agent that is capable of killing slowly proliferating cancer cells and can be delivered in a way that minimizes the toxicity to other parts of the body. GenSpera believes that its core technologies accomplish these two primary objectives.

PSA is active within tumor sites and in the normal prostate tissue but is inactive in the bloodstream, characteristics that form the basis for tumor-specific delivery of cytotoxic agents. While PSA is not active in the bloodstream, its level is measurable and is used as a clinical test to detect prostate cancer and follow response to therapy.

To develop a PSA-activated prodrug, GenSpera focused on the identification of a derivative of thapsigargin that could be chemically coupled to a PSA-substrate peptide, yet retain all the activity of the parent agent after it was released from the prodrug by PSA. The Company focused on the peptide's synthetic feasibility, optimization of its activity as a PSA substrate, and its relative stability to cleavage by other proteases that are common in the body. Adhering to these conditions, GenSpera identified an initial PSA-activated prodrug, G-114. However, continued screening and optimization of PSA-cleavable peptides led to the discovery of G-115, an improved prodrug that the Company believed to exhibit 10-fold greater activity as a PSA substrate. To evaluate G-115's anti-tumor response, mice bearing a high PSA-producing human prostate cancer xenograft were treated with 7 mg/kg for 10 consecutive days. The data from the study, shown in Figure 9, demonstrated that G-115 inhibited growth of the PSA-producing xenograft and exhibits well-behaved pharmacokinetics in mice.

Figure 9
GenSpera, Inc.
ANTI-TUMOR ACTIVITY OF G-115


Vehicle
G115
Tumor volume (cc)
0.68
0.58
0.48
0.38
0.28
0.18
0.08
0
1
2
3
4
5
6
7
8
9
10
11
Days

Source: GenSpera, Inc.

GenSpera chose G-115 as its lead development candidate in the PSA-targeted prodrug program due to its enhanced PSA-substrate and *in vivo* anti-tumor activity, as well as its broader intellectual property (IP) coverage. It is important to note that G-115 and G-202 are non-competing product candidates: the Company intends to market G-115 to urologists, while marketing G-202 to oncologists. G-114 has been designated as the back-up drug for G-115 due to its significant activity as an anti-tumor agent in animal models of prostate cancer.

hK2-targeted Prodrugs for Prostate Cancer

Prostate cancer cells also secrete the protease hK2, which may be used to activate thapsigargin prodrugs. Through the laboratories of Dr. Isaacs and Dr. Denmeade, GenSpera has identified peptides that are selectively cleaved by hK2. The Company has coupled them to 12-ADT to generate a family of hK2-activated thapsigargin prodrugs, including Ac-GKAFRR-L12ADT, which GenSpera considers to be the most fully characterized prodrug of this species. In 2006, the data obtained from Ac-GKAFRR-L12ADT were published in *The Prostate*. Ac-GKAFRR-L12ADT demonstrated an anti-tumor effect in animal models of prostate cancer while it was being administered. However, the prodrug was rapidly cleared from the body and there was a moderately low range of therapeutic doses relative to toxicity. Presently, the Company is focused on developing second-generation hK2-activated thapsigargin prodrugs with improved formulations and increased half-lives.

Competition

While GenSpera is not aware of any medicine in development that is designed to destroy both existing and newly grown tumor vasculature in a manner similar to G-202, the Company may face competition from other companies that are marketing or developing agents that function at least in part by anti-angiogenic activity. The Company believes that the already-approved anti-angiogenic products marketed by some of the entities detailed in this section validate the concept of targeting tumor-associated endothelial cells as a commercially viable cancer therapy. Nevertheless, it is important to note that the molecular mechanism of G-202's cytotoxicity is novel among anticancer agents, as it inhibits the activity of the SERCA pump to cause cell death (as detailed on page 21). Further, G-202 as a monotherapy has induced tumor regressions in animal models of cancer versus existing anti-angiogenic agents that may only be able to prevent further growth of the tumor. Currently marketed drugs have been approved based upon anti-tumor effects demonstrated in the clinic. However, a significant unmet need persists for more effective anticancer agents that demonstrate anti-tumor effects and also extend patient survival. In addition, to the Company's knowledge, it is the only entity with a targeting mechanism based upon the enzymatic activity of PSMA. GenSpera believes that this is in part due to the substrate specificity of the enzyme as well as the Company's solid patent position in this area.

GenSpera expects competition with respect to thapsigargin due to its benefits as a cytotoxic agent (as also detailed on page 21). However, the Company may have a distinct advantage over possible competitors in this field because thapsigargin needs to be chemically derivatized before it can be targeted to a tumor. The Company, which has created a chemically modified form of thapsigargin (12-ADT), maintains a solid patent position based on the chemistry performed in relation to thapsigargin in Dr. Soren Brogger Christensen's laboratory.

GenSpera may also compete with large, well-funded companies that are developing or have developed drug candidates of a different type that address the same patient populations. While not an exhaustive collection of GenSpera's competitors, Table 9 lists the companies that are believed to be representative of the type of competition that the Company may face.

Table 9
GenSpera, Inc.
COMPETITION

Company	Symbol (Exchange)	Last Trade (06/01/09)	52-week Range	Avg Vol (3 month)	Market Cap
ImmunoGen, Inc.	IMGN (NASDAQ)	$8.05	2.47 - 8.29	410,221	411.43M
Genentech, Inc. (now part of F. Hoffmann-La Roche Ltd)*	ROG (SWX)	CHF 145.60	122.80 - 196.70	—	102.3B
sanofi-aventis SA	SNY (NYSE)	$32.91	23.95 - 37.42	2,208,370	85.93B
Biogen Idec Inc.	BIIB (NASDAQ)	$50.90	37.21 - 73.59	3,326,950	14.69B
Biotest AG**	BIO (XETRA)	€ 37.20	26.00 - 67.00	—	241.7M
Bayer HealthCare (part of Bayer AG)**	BAY (XETRA)	€ 40.60	32.69 - 57.77	—	31.0B
Onyx Pharmaceuticals, Inc.	ONXX (NASDAQ)	$24.01	21.66 - 45.69	952,810	1.37B
Pfizer Inc.	PFE (NYSE)	$14.76	11.62 - 20.13	64,267,500	99.60B
Access Pharmaceuticals, Inc.	ACCP (OTC.BB)	$2.15	0.75 - 3.50	16,932	24.33M
Celgene Corporation	CELG (NASDAQ)	$42.60	36.90 - 77.39	6,761,920	19.61B
OXiGENE, Inc.	OXGN (NASDAQ)	$2.18	0.52 - 2.78	165,941	100.60M
ACT Biotech, Inc.	Closely held	—	—	—	—

* Amounts in Swiss francs; CHF 1 was approximately US$0.93 at June 1, 2009.

** Amounts in euros; €1 was approximately US$1.42 at June 1, 2009.

Sources: Yahoo! Finance and Crystal Research Associates, LLC.

ImmunoGen, Inc. (www.immunogen.com)

Headquartered in Massachusetts, ImmunoGen is focused on the development of targeted anticancer therapeutics. ImmunoGen's pipeline is primarily created from the company's proprietary Tumor-Activated Prodrug (TAP) technology, which was designed to facilitate the development of anticancer drugs that are more effective and better tolerated than currently available therapies. A TAP compound consists of a monoclonal antibody that binds specifically to an antigen found on cancer cells that is attached to a potent cell-killing agent. ImmunoGen currently has three TAP compounds in human clinical testing: (1) IMGN242, which is in Phase II testing for the treatment of a type of gastric cancer; (2) IMGN901, in Phase I trials for the treatment of multiple myeloma and certain solid tumors; and (3) IMGN388, a collaboration with Centocor, Inc. (part of Johnson & Johnson [JNJ-NYSE]) that is in Phase I clinical testing for the treatment of solid tumors. ImmunoGen has also licensed rights to develop products using its TAP technology to several major biotechnology and pharmaceutical companies, including Genentech, sanofi-aventis, Biogen Idec, Biotest, Bayer HealthCare, and Amgen, Inc. (AMGN-NASDAQ).

Genentech, Inc. (www.gene.com)

Headquartered in California, Genentech is a biotechnology company that focuses on the discovery, development, manufacture, and commercialization of medicines for patients with significant unmet medical needs. The company was acquired by F. Hoffmann-La Roche Ltd in March 2009. In February 2004, Genentech received FDA approval for AVASTIN® (bevacizumab), which was considered to be the first FDA-approved therapy for an angiogenesis inhibitor. AVASTIN® is designed to specifically restrain vascular endothelial growth factor (VEGF), a potent protein that is believed to be a critical element of a tumor's ability to grow and spread in the body. While AVASTIN® has not demonstrated activity as a monotherapy, it has been indicated for colon and lung cancer when administered intravenously following chemotherapy. AVASTIN® has been shown to increase progression-free survival by roughly four months for carcinoma of the colon or rectum, and by approximately two months for **unresectable**, locally advanced, recurrent or metastatic non-squamous, non-small cell lung cancer. Moreover, AVASTIN® is also FDA-approved as a breast cancer treatment, although there is currently no data supporting a reduction in disease-related symptoms or an increased survival rate for this indication. Several serious side effects are associated with AVASTIN®, including gastrointestinal (GI) perforation, slow wound healing, and severe bleeding, among others.

Genentech, through the licensing of technology from ImmunoGen, is also developing **trastuzumab**-DM1 (T-DM1), which utilizes the same antibody used in Genentech's breast cancer drug, Herceptin®. The candidate leverages the cytotoxicity of ImmunoGen's DM1, a **maytansinoid** compound that is believed to be 1,000 times more potent than traditional anticancer agents. Phase II clinical testing for T-DM1 is ongoing in patients with first-, second-, and third-line HER2-positive metastatic breast cancer. In addition, Genentech is expected to begin Phase III testing with T-DM1 in patients with second-line HER2-positive metastatic breast cancer in the first half of 2009. Genentech is also preparing for a Phase Ib clinical trial in combination with pertuzumab for HER2-positive metastatic breast cancer patients who have progressed on Herceptin®-based treatment.

sanofi-aventis SA (www.sanofi-aventis.com)

Sanofi-aventis is a pharmaceutical group engaged in the research, development, manufacture, and marketing of medicines, vaccines, and integrated healthcare solutions. Using ImmunoGen's TAP technology, sanofi-aventis is developing AVE9633, which targets acute myeloid leukemia, and is attached to a toxic substance called maytansinoid DM4. AVE9633 is in Phase I clinical testing. In December 2008, sanofi-aventis presented clinical findings from AVE9633 at the American Society of Hematology's 50th Annual Meeting and Exposition held in San Francisco, California. At higher doses, AVE9633 showed activity in a number of patients and was well tolerated. Nevertheless, sanofi-aventis may reassess AVE9633 with a different dosing schedule, which may yield even better results. Further, sanofi-aventis is also developing SAR3419, a potential treatment for **non-Hodgkin's lymphoma** and other B-cell hematological malignancies. Currently in Phase I studies, SAR3419 is a compound that combines a CD19-targeting monoclonal antibody and DM4.

Biogen Idec Inc. (www.biogenidec.com)

Headquartered in Massachusetts, Biogen Idec is a biotechnology company engaged in the development, manufacturing, and commercialization of novel therapies. Under a collaboration agreement, Biogen Idec and Genentech are developing and marketing Rituxan® (rituximab), a targeted B-cell therapy that is indicated for the treatment of non-Hodgkin's lymphoma. Rituxan® is also in development for **chronic lymphocytic leukemia**, although it is not presently approved for this indication. Biogen Idec is developing a candidate with technology licensed from ImmunoGen, called BIIB015, for the treatment of solid tumors. BIIB015 has ImmunoGen's cell-killing agent, DM4, attached. Biogen Idec submitted an IND for BIIB015 in early 2008 and began Phase I testing in mid-2008.

Biotest AG (www.biotest.com)

Biotest is a German pharmaceutical company that specializes in hematology and immunology products. Through the licensing of technology from ImmunoGen, Biotest is currently developing BT-062, a TAP compound for the treatment of multiple myeloma. BT-062 comprises a monoclonal antibody and ImmunoGen's cell-killing agent, DM4. In early 2008, BT-062 was granted **Orphan Drug status** by the FDA, and in December 2008, the European Commission also granted BT-062 Orphan Drug designation for multiple myeloma after the compound was assessed by the European Medicines Agency (EMEA). BT-062 is currently undergoing Phase I clinical trials at four cancer clinics in the U.S. to test the safety and tolerability of the compound for use in humans, as well as to provide initial information on its efficacy. Biotest is also making preparations to extend the clinical development program to Europe.

Bayer HealthCare (www.bayer.com)

Bayer HealthCare, the U.S.-based pharmaceuticals unit of Bayer HealthCare LLC (a division of Bayer AG), has collaborated with Onyx (detailed below) to develop and market Nexavar® (sorafenib) in tablet form. Nexavar® is a **multi-kinase inhibitor** indicated for the treatment of advanced renal cell carcinoma, the most common type of kidney cancer, and for unresectable **hepatocellular carcinoma**, the most common form of liver cancer. In advanced renal cell carcinoma patients, Nexavar® was demonstrated to improve progression-free survival from 12 weeks to 24 weeks. GenSpera believes that while Nexavar® most likely has several molecular mechanisms of action that contribute to its therapeutic activity, at least one mechanism may be anti-angiogenesis mediated through the inhibition of the VEGF pathway required for endothelial function and survival.

Onyx Pharmaceuticals, Inc. (www.onyx-pharm.com)

Onyx is a California-based biopharmaceutical company that seeks to improve the lives of cancer patients. In addition to the collaboration with Bayer HealthCare for the development and marketing of Nexavar®, Onyx is also developing ONX 0801, which functions through a combination of two proven approaches to improving outcomes for cancer patients: (1) receptor-mediated targeting of tumor cells; and (2) inhibiting thymidylate synthase (TS), a crucial enzyme for cell growth and division. While currently in preclinical development, ONX 0801 is believed to be distinct from commercially available TS inhibitors due to its tumor cell-specific uptake by a particular receptor on the cell's surface called alpha folate. Many tumor types over-express the alpha-folate receptor, including ovarian, lung, breast, and colorectal cancers. Onyx has an exclusive worldwide license to ONX 0801, which was originally discovered at the Institute of Cancer Research in London and called BGC 945. In January 2009, Onyx also acquired an option to license rights to SB1518 (designated by Onyx as ONX 0803), an orally available, potent, and selective inhibitor of Janus kinase 2 (JAK2), and SB1578 (designated by Onyx as ONX 0805), also a JAK2 inhibitor, from Singapore-based S*BIO Pte Ltd. JAK2 has been implicated across a broad range of conditions, including cancer and autoimmune diseases, and may be used as a potential target in next-generation cancer therapies. The agreement grants Onyx option rights to exclusively develop and commercialize the compounds for any potential indication in the U.S., Canada, and Europe.

Pfizer Inc. (www.pfizer.com)

Headquartered in New York, Pfizer is a research-based biomedical and pharmaceutical company. While Pfizer markets treatments for a variety of cancers, one of its more recent developments is its angiogenesis inhibitor, SUTENT®, which is administered orally via tablet. By blocking the actions of VEGF, SUTENT® is able to cut off the blood supply that feeds tumors and destroys cellular reproduction. SUTENT® is indicated for the treatment of advanced GI tumors and advanced renal cell carcinomas. In addition, SUTENT® is currently involved in several Phase III clinical trials for various other cancers with unmet medical needs, including breast, lung, colorectal, liver, and prostate cancers.

Access Pharmaceuticals, Inc. (www.accesspharma.com)

Access is a Texas-based biopharmaceutical company that develops and commercializes products for the treatment and supportive care of cancer patients. Access' pipeline includes ProLindac™, an oncology drug that is currently in Phase II clinical testing in Europe with ovarian cancer patients. ProLindac™ is a novel **DACH platinum** prodrug that has been shown in both preclinical models and in human trials to be active in a wide variety of solid tumors, and may eliminate some of the toxic side effects seen in currently marketed DACH platinum medicines. A second Phase II trial of ProLindac™ has been initiated in the U.S. in patients with head and neck cancer. Access is also developing Angiolix®, a humanized monoclonal antibody that has anti-angiogenic activity and is targeted to breast cancer via lactadherin, a protein expressed by breast carcinoma cells. Angiolix® is currently in preclinical development. An additional drug in preclinical development is Prodrax®, a non-toxic prodrug that is activated in the oxygen-deficient zones of solid tumors to kill cancer cells. Due to its inactivity in oxygenated tissues, Prodrax® may provide a safer profile versus traditional chemotherapeutics.

Celgene Corporation (www.celgene.com)

New Jersey-based Celgene is a multinational biopharmaceutical company that aims to improve the lives of patients worldwide. Celgene currently markets THALOMID® (thalidomide), an orally administered immunomodulatory agent. Nevertheless, THALOMID® has been shown to have anti-angiogenic activity. THALOMID® is indicated for the treatment of patients with newly diagnosed multiple myeloma (cancer of the plasma cell) when used in combination with dexamethasone, a steroid that reduces inflammation and swelling.

OXiGENE, Inc. (www.oxigene.com)

OXiGENE is a biopharmaceutical company based in Massachusetts that aims to develop therapeutics for patients with cancer and sight-threatening eye diseases and conditions. OXiGENE is developing several pipeline candidates based on vascular disruption technology, which aims to deprive solid tumors of their blood supply via vascular-disrupting agents (VDAs). In contrast to anti-angiogenic therapies, which prevent the formation of new blood vessels, VDAs disrupt newly formed blood vessels by rapidly reducing blood flow to the tumor, therefore depriving it of oxygen and nutrients that are necessary for survival. OXiGENE's VDAs include ZYBRESTAT™, which is in clinical trials for anaplastic thyroid cancer (Phase II/III), non-small cell lung cancer (Phase II), and ovarian cancer (Phase III), as well as OXi4503, which is currently being evaluated as a monotherapy in patients with advanced solid tumors in a Phase I dose-escalation study. Nevertheless, data from preclinical studies executed by OXiGENE and its scientific collaborators have shown that OXiGENE's VDAs may work synergistically with select anti-angiogenic drugs to produce anti-tumor effects.

ACT Biotech, Inc. (www.actbiotech.com)

ACT Biotech is a closely held, California-based pharmaceutical company focused on the development and commercialization of targeted cancer drugs. Its lead program is the development of Telatinib, a small molecule angiogenesis inhibitor. Data from over 250 patients involved in two Phase I monotherapy trials and four combination therapy trials showed signs of efficacy in various cancer types and improved safety versus other VEGF or VEGF receptor-directed anti-angiogenic drugs. Telatinib may be used to treat patients with GI cancers. Patient enrollment in Phase II trials for gastric and colorectal cancers is expected to begin during 2009. A second ACT Biotech program entails the development of a Multi Mode Kinase Inhibitor, which targets cancer by inhibiting angiogenesis, inducing tumor cell apoptosis, and targeting specific cancer mutations. An IND filing for this candidate is expected by mid-2009.

Milestones

GenSpera has met numerous drug development milestones in the past and has established additional objectives that the Company aims to achieve in the future. Some of the significant milestones that the Company has already achieved are listed as follows:

- secured a stable supply of source materials;
- identified a viable formulation for G-202;
- completed manufacture of its first clinical batch of G-202 drug product;
- finished definitive toxicology studies;
- drafted formal clinical plans; and
- audited reports for regulatory submission.

Further, GenSpera has also identified key milestones that it intends to complete by the end of the fourth quarter 2011, encompassing an IND filing with the FDA for its lead candidate, G-202, as well as the demonstration of safety and efficacy of G-202 in patients through Phase I and Phase II clinical trials. Figure 10 depicts the Company's intended preclinical and clinical milestones for G-202 and the estimated completion dates for each stage of the process.

Figure 10
GenSpera, Inc.
POTENTIAL MILESTONES



2008
2009
2010
1Q
2Q
3Q
4Q
Preclinical
Phase I Study
Phase II Study
18 months
12 months
18 months
IND Filing
Demonstration of safety in patients
Demonstration of efficacy in humans
• Toxicology studies
• Manufacture of clinical-grade G-202
• IND filing with the FDA
• "All comers" study to determine safety and dosing in patients with solid tumors
• Currently targeting metastatic breast cancer
• Large patient population
• No truly effective treatments
• Strong clinical trial networks to conduct trials quickly
• Solid preclinical data

Source: GenSpera, Inc.

Key Points to Consider

- GenSpera's prodrug technology entails the attachment of a targeting/masking agent to an active drug, making the drug inactive and soluble in the bloodstream. The Company uses specific peptides as its targeting/masking agents, and an analog of the cytotoxin thapsigargin, called 12-ADT, as the active drug. The Company's prodrugs are designed to either target the blood supply that is supporting tumor growth or target the tumor directly.
    - The prodrug can only be reactivated once the targeting/masking agent is removed by an enzyme that is expressed at the site of a tumor. With the agent detached, the drug becomes insoluble and precipitates directly into nearby cells.
    - The Company's patent-protected peptides, which are based on years of research by GenSpera's Scientific Advisory Board members, were developed to attack multiple targets.
- Traditional cancer treatments, such as surgery or radiation therapy, are localized therapies that lose efficacy once the cancer has metastasized. Chemotherapeutics are also widely used, but because many are not targeted therapies, their toxic effects harm healthy tissues in addition to cancer cells. In contrast, GenSpera's prodrug technology may be more effective for cancer that has spread due to its ability to deliver higher concentrations of cytotoxic agents to tumors while avoiding the toxicity of these higher doses in the rest of the body.
- The Company's lead prodrug candidate, G-202, is composed of 12-ADT and a targeting/masking agent. Once G-202 is administered intravenously into the bloodstream, it can only be activated at a target site by prostate-specific membrane antigen (PSMA), which is expressed in cancer-supporting vasculature but not in normal blood vessels. G-202 may be able to inhibit further tumor angiogenesis and attack existing tumor vasculature—stopping growth by depleting the cancer's nutrient supply and potentially causing tumor regression—versus the current generation of anti-angiogenesis drugs that GenSpera believes only slow or prevent further growth of tumors, but do not cause tumor regression.
    - Based on G-202's preclinical breast cancer data thus far as well as its specific, robust mechanism of action, the Company believes that G-202 can demonstrate increased efficacy and less toxicity versus currently available chemotherapies, which cause toxicity to all rapidly dividing cells in the body, including healthy, non-cancerous cells.
    - GenSpera intends to submit an Investigational New Drug (IND) application for G-202 during the second quarter 2009. Subsequent to approval, the Company will likely begin Phase I clinical testing. GenSpera intends to conduct its Phase I study at the Johns Hopkins' Sidney Kimmel Comprehensive Cancer Center and the University of Wisconsin Comprehensive Cancer Center.
- The Company's second approach to its prodrug technology attacks cancer cells directly by targeting enzymes found primarily in tumors. G-115, the primary development candidate in this area, targets a protein used by physicians to detect the presence of prostate cancer, called prostate-specific antigen (PSA). GenSpera aims to identify additional candidates to develop using this approach.
- The market for cancer therapies in the U.S. is significant, with roughly one in two men and one in three women developing cancer in their lifetime. The American Cancer Society (ACS) estimated that breast cancer—GenSpera's first clinical target—would cause 40,610 deaths in the U.S. in 2009.
- The Company's management team has extensive experience in identifying oncology treatments and bringing them to the clinic. In addition, GenSpera is supported by its Scientific Advisory Board members who are all the inventors of the technology as well as shareholders. GenSpera has also secured an intellectual property portfolio of six issued patents and six pending patent applications.
- From November 2007 to February 2009, the Company raised roughly $4 million to support its expected IND filing. At March 31, 2009, GenSpera had over $700,000 in cash and cash equivalents.

Historical Financial Results

Tables 10, 11, and 12 provide a summary of GenSpera's key historical financial statements: its Condensed Statements of Losses, Condensed Balance Sheets, and Condensed Statements of Cash Flows.

Table 10
GenSpera, Inc.
CONDENSED STATEMENTS OF LOSSES
(Unaudited)

	Three Months ended March 31, 2009	Three Months ended March 31, 2008	Cumulative Period from November 21, 2003 (date of inception) to March 31, 2009
Operating expenses:			
General and administrative expenses	$ 199,717	$ 374,791	$ 1,489,259
Research and development	309,502	150,801	3,733,909
Total operating expenses	509,219	525,592	5,223,168
Loss from operations	(509,219)	(525,592)	(5,223,168)
Finance cost	(472,938)	—	(512,727)
Change in fair value of derivative liability	(572,785)		(863,241)
Interest expense, net	(2,608)	(1,606)	(17,116)
Loss before provision for income taxes	(1,557,550)	(527,198)	(6,616,252)
Provision for income taxes	—	—	—
Net loss	$ (1,557,550)	$ (527,198)	$ (6,616,252)
Net loss per Common Share, basic and diluted	$ (0.12)	$ (0.06)	
Weighted average shares outstanding	12,699,314	9,411,846	

Source: GenSpera, Inc.

Table 11
GenSpera, Inc.
CONDENSED BALANCE SHEETS

	March 31, 2009 (Unaudited)	December 31, 2008
Assets		
Current assets:		
Cash	$ 661,360	$ 534,290
Total current assets	661,360	534,290
Intangible assets, net of accumulated amortization of $15,348 and $11,511	168,820	172,657
Total assets	$ 830,180	$ 706,947
Liabilities and stockholders' equity (deficit)		
Current liabilities:		
Accounts payable and accrued expenses	$ 142,750	$ 238,817
Accrued interest - stockholder	6,987	5,399
Convertible Note payable - stockholder, current portion	50,000	50,000
Total current liabilities	199,737	294,216
Convertible Note payable, net of discount of $5,948 and $11,046	157,652	152,554
Convertible Notes payable - stockholder, long-term portion	105,000	105,000
Derivative liabilities	1,723,378	—
Total liabilities	2,185,767	551,770
Commitments and contingencies		
Stockholders' equity (deficit):		
Preferred Stock, par value $.0001 per share; 10,000,000 shares authorized, none issued and outstanding	—	—
Common Stock, par value $.0001 per share; 80,000,000 shares authorized, 12,953,392 and 12,486,718 shares issued and outstanding	1,295	1,249
Additional paid-in capital	5,259,370	4,922,174
Deficit accumulated during the development stage	(6,616,252)	(4,768,246)
Total stockholders' equity (deficit)	(1,355,587)	155,177
Total liabilities and stockholders' equity (deficit)	$ 830,180	$ 706,947

Source: GenSpera, Inc.

Table 12
GenSpera, Inc.
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months ended March 31, 2009	Three Months ended March 31, 2008	Cumulative Period from November 21, 2003 (date of inception) to March 31, 2009
Cash flows from operating activities:			
Net loss	$ (1,557,550)	$ (527,198)	$ (6,616,252)
Adjustments to reconcile net loss to net cash used in operating activities:			
Amortization	3,837	—	15,348
Stock-based compensation	29,554	267,465	875,243
Warrants issued for financing costs	467,840	—	467,840
Change in fair value of derivative liability	572,785	—	863,241
Contributed services	—	—	774,000
Amortization of debt discount	5,098	—	14,727
Increase in accounts payable and accrued expenses	(94,479)	17,732	165,596
Cash used in operating activities	(572,915)	(242,001)	(3,440,257)
Cash flows from investing activities:			
Acquisition of intangibles	—	(184,168)	(184,168)
Cash used in investing activities	—	(184,168)	(184,168)
Cash flows from financing activities:			
Proceeds from sale of Common Stock and Warrants	699,985	500,000	4,130,785
Proceeds from Convertible Notes - stockholder	—	—	155,000
Cash provided by financing activities	699,985	500,000	4,285,785
Net increase in cash	127,070	73,831	661,360
Cash, beginning of period	534,290	590,435	—
Cash, end of period	$ 661,360	$ 664,266	$ 661,360
Supplemental cash flow information:			
Cash paid for interest	$ 79	$ —	
Cash paid for income taxes	$ —	$ —	
Non-cash financial activities:			
Accrued interest paid with Common Stock	$ —	$ 15,859	

Source: GenSpera, Inc.

Risks

Some of the information in this Executive Informational Overview® (EIO®) relates to future events or future business and financial performance. Such statements can only be predictions and the actual events or results may differ from those described due to the risks presented in GenSpera's statements on Forms 10-K, 10-Q, as well as other forms filed from time to time. The content of this report with respect to GenSpera has been compiled primarily from information available to the public released by the Company through U.S. Securities and Exchange Commission (SEC) filings. GenSpera is solely responsible for the accuracy of this information. Information as to other companies has been prepared from publicly available information and has not been independently verified by the Company. Certain summaries of activities have been condensed to aid the reader in gaining a general understanding. For more information about GenSpera, please refer to the Company's website at www.genspera.com.

Investors should carefully consider the risks and information about GenSpera's business described below. Investors should not interpret the order in which these considerations are presented as an indication of their relative importance. The risks and uncertainties described below are not the only risks that the Company faces. Additional risks and uncertainties not presently known to GenSpera or that the Company currently believes to be immaterial may also adversely affect its business. If any of the following risks and uncertainties develops into actual events, GenSpera's business, financial condition, and results of operations could be materially and adversely affected.

RISKS RELATING TO GENSPERA'S STAGE OF DEVELOPMENT

As a result of GenSpera's limited operating history, investors cannot rely upon the Company's historical performance to make an investment decision.

From inception in 2003 and through March 31, 2009, GenSpera raised approximately $4,131,000 in capital. During this same period, the Company recorded accumulated losses totaling $6,616,252. As of March 31, 2009, GenSpera had working capital of $461,623 and a deficiency in stockholders' equity of $1,355,587. The Company's net losses for the two most recent fiscal years ended December 31, 2007, and December 31, 2008, were $691,199 and $3,326,261, respectively. Since inception, GenSpera has generated no revenue.

GenSpera's limited operating history means that there is a high degree of uncertainty in the Company's ability to accomplish the following: (1) develop and commercialize its technologies and proposed products; (2) obtain approval from the FDA; (3) achieve market acceptance of its proposed products; (4) respond to competition; or (5) operate the business, as management has not previously undertaken such actions as a company. No assurances can be given as to exactly when, if at all, GenSpera will be able to fully develop, commercialize, market, sell, and derive material revenues from its proposed products in development.

The Company will need to raise additional capital to continue its operations.

GenSpera currently generates no cash. The Company has relied entirely on financing to fund its operations. Such financing has historically come primarily from the sale of Common Stock to third parties; loans from Dr. Craig A. Dionne, the Company's CEO, president, and chairman (biography on page 10); and the exercise of Warrants/Options. GenSpera has expended and will continue to expend substantial cash in the development and preclinical and clinical testing of its proposed products. The Company will require additional cash to continue drug development, establish and conduct preclinical and clinical trials, support commercial-scale manufacturing arrangements, and provide for the marketing and distribution of its products, if developed. GenSpera anticipates that it will require an additional $7 million to take its lead drug through Phase II clinical evaluation, which is currently anticipated to occur in the fourth quarter 2011.

GenSpera anticipates, based on current proposed plans and assumptions relating to its operations and financing, that its current working capital will be sufficient to satisfy contemplated cash requirements through July 2009, assuming that the Company does not engage in an extraordinary transaction or otherwise face unexpected events or contingencies, any of which could affect cash requirements. As of

March 31, 2009, GenSpera had cash on hand of $661,000. Presently, the Company has a monthly cash burn rate of approximately $220,000. Accordingly, GenSpera will need to raise additional capital to fund anticipated operating expenses after July 2009. The Company cannot assure investors that financing—whether from external sources or related parties—will be available if needed or on favorable terms. If additional financing is not available when required or is not available on acceptable terms, GenSpera may be unable to fund its operations and planned growth, develop or enhance its technologies, take advantage of business opportunities, or respond to competitive market pressures. Any negative impact on the Company's operations may make the raising of capital more difficult.

Additional funds may not be available on acceptable terms, if at all. If adequate funds are unavailable from any source, GenSpera may have to delay, reduce the scope of, or eliminate one or more of its research, development, or commercialization programs, product launches, or marketing efforts. Any such change may materially harm the Company's business, financial condition, and operations.

GenSpera's long-term capital requirements are expected to depend on many factors, including the following:

- the continued progress and cost of its development programs;
- the progress of preclinical studies and clinical trials;
- the time and costs involved in obtaining regulatory clearance;
- the costs involved in preparing, filing, prosecuting, maintaining, and enforcing patent claims;
- the costs of developing sales, marketing, and distribution channels and the Company's ability to sell its products;
- competing technological and market developments;
- market acceptance of its proposed products, if developed;
- the costs for recruiting and retaining employees and consultants; and
- the costs for educating and training physicians about its products.

GenSpera may consume available resources more rapidly than currently anticipated, resulting in the need for additional funding. If adequate funds are not available, the Company may be required to significantly reduce or refocus its development and commercialization efforts.

The Company may have difficulty raising needed capital in the future as a result of its limited operating history.

When making investment decisions, investors typically look at a company's historical performance in evaluating the risks and operations of the business and the business's future prospects. GenSpera's limited operating history makes such evaluation and an estimation of its future performance substantially more difficult. As a result, investors may be unwilling to invest in the Company or such investment may be on terms or conditions that are not acceptable. If GenSpera is unable to secure such additional finance, the Company may need to cease operations.

GenSpera's independent auditors have issued a qualified report as of and for the year ended December 31, 2008, with respect to the Company's ability to continue as a going concern.

For the year ended December 31, 2008, GenSpera's accountants issued a report related to the Company's audited financial statements, which contain a qualification with respect to GenSpera's ability to continue as a going concern, because, among other things, the Company's ability to continue as a going concern is dependent upon its ability to develop a product and generate profits from operations in the future or to obtain the necessary financing to meet its obligations and repay its liabilities when they come due.

GenSpera may not be able to commercially develop its technologies, which will prevent the Company from generating revenues, operating profitably, or providing investors any return on investment.

The Company has concentrated its research and development on its drug technologies. GenSpera's ability to generate revenue and operate profitably will depend on its ability to develop these technologies for human applications. The Company's technologies are primarily directed toward the development of cancer therapeutic agents. GenSpera cannot guarantee that the results obtained in preclinical and clinical evaluation of its therapeutic agents will be sufficient to warrant approval by the FDA. Even if the Company's therapeutic agents are approved for use by the FDA, there is no guarantee that they will exhibit an enhanced efficacy relative to competing therapeutic modalities such that they will be adopted by the medical community. Without significant adoption by the medical community, GenSpera's agents will have limited commercial potential, which could result in the loss of an investor's entire investment.

An inability to complete preclinical and clinical testing and trials will impair GenSpera's viability.

The Company has not yet submitted an IND to the FDA to conduct clinical trials. Even if GenSpera successfully files an IND application and receives clearance from the FDA to commence trials, the outcome of the trials is uncertain and, if the Company is unable to satisfactorily complete such trials, or if such trials yield unsatisfactory results, GenSpera will be unable to commercialize its proposed products. No assurances can be given that the clinical trials, if commenced, will be successful. The failure of such trials could delay or prevent regulatory approval and could harm GenSpera's ability to generate revenues, operate profitably, or produce any return on an investment.

The Company's additional financing requirements will result in dilution to existing stockholders.

GenSpera will require additional financing in the future. The issuance of the Company's securities in connection with a future financing will result in a decrease of current stockholders' percentage ownership. GenSpera has the authority to issue additional shares of Common Stock and Preferred Stock, as well as additional classes or series of ownership interests or debt obligations, which may be convertible into any one or more classes or series of ownership interests. The Company is authorized to issue 80 million shares of Common Stock and 10 million shares of Preferred Stock. Such securities may be issued without the approval or consent of GenSpera's stockholders.

RISKS RELATING TO INTELLECTUAL PROPERTY (IP) AND GOVERNMENT REGULATION

GenSpera may not be able to withstand challenges to its IP rights.

The Company relies on its IP, including issued and applied-for patents, as the foundation of its business. GenSpera's IP rights may come under challenge and no assurances can be given that, even though issued, the Company's current and potential future patents will survive claims commencing in the court system alleging invalidity or infringement on other patents. The viability of GenSpera's business will suffer if such patent protection becomes limited or is eliminated. Moreover, the costs associated with defending or settling IP claims will have a materially adverse effect on GenSpera's business.

The Company may not be able to adequately protect its IP.

Considerable research with regard to GenSpera's technologies is being performed in countries outside of the U.S. The laws protecting IP in some of those countries may not provide protection for the Company's trade secrets and IP. If GenSpera's trade secrets or IP are misappropriated in those countries, the Company may be without adequate remedies to address the issue. At present, GenSpera is not aware of any infringement of its IP. In addition to its patents, the Company relies upon confidentiality and assignment of invention agreements to protect its IP. These agreements provide for contractual remedies in the event of misappropriation. GenSpera does not know to what extent, if any, these agreements and any remedies for their breach will be enforced by a foreign court. In the event that the Company's IP is misappropriated or infringed upon and an adequate remedy is not available, GenSpera's future prospects will greatly diminish.

GenSpera's proposed products may not receive FDA approval.

The FDA and comparable government agencies in foreign countries impose substantial regulations on the manufacture and marketing of pharmaceutical products through lengthy and detailed laboratory, preclinical, and clinical testing procedures, sampling activities, and other costly and time-consuming procedures. Satisfaction of these regulations typically takes several years or more and varies substantially based upon the type, complexity, and novelty of the proposed product. GenSpera cannot yet accurately predict when the Company may first submit an IND application to the FDA, or whether any such IND application will be granted on a timely basis, if at all. The Company cannot assure investors that it can successfully complete any clinical trials in connection with any such IND application. Notwithstanding GenSpera's inability to predict when such submission will be made, the Company anticipates a filing during the second quarter 2009. Further, GenSpera cannot yet accurately predict when it may first submit any Product License Application (PLA) for FDA approval or whether any such PLA would be granted on a timely basis, if at all. As a result, the Company cannot assure investors that FDA approval for any products developed by GenSpera will be granted on a timely basis, if at all. Any delay in obtaining, or failure to obtain, such approvals could have a materially adverse effect on the commercialization of the Company's products and its ability to generate product revenue.

RISKS RELATING TO COMPETITION

The Company's competitors have significantly greater experience and financial resources.

GenSpera competes against numerous companies, many of which have substantially greater financial and other resources than the Company. Several such enterprises have research programs or efforts to treat the same diseases that GenSpera targets. Companies such as those listed in the Competition Section on pages 32-35, among others, have substantially greater resources and experience in GenSpera's fields than the Company and may be well situated to compete with the Company effectively.

RISKS RELATING TO RELIANCE ON THIRD PARTIES

The Company intends to rely exclusively upon third-party, FDA-approved manufacturers and suppliers for its products.

GenSpera currently has no internal manufacturing capability, and will rely exclusively on FDA-approved licensees, strategic partners, or third-party contract manufacturers or suppliers. Should the Company be forced to manufacture its product, GenSpera cannot give any assurance that it will be able to develop an internal manufacturing capability or procure third-party suppliers. In the event that the Company seeks third-party suppliers, they may require GenSpera to purchase a minimum amount of compound or could require other unfavorable terms. Any such event would materially impact the Company's prospects and could delay the development and sale of its products. Moreover, GenSpera cannot give investors any assurance that the contract manufacturers or suppliers the Company procures will be able to supply its products in a timely or cost-effective manner or in accordance with applicable regulatory requirements or its specifications.

GENERAL RISKS RELATING TO GENSPERA'S BUSINESS

The Company depends on Dr. Craig A. Dionne, CEO, president, and chairman, and Dr. Russell Richerson, chief operations officer and secretary, for its continued operations and future success.

The loss of Dr. Dionne or Dr. Richerson would be significantly detrimental to GenSpera. The Company currently maintains a $1 million "key person" life insurance policy on the life of Dr. Dionne, but does not maintain a policy for Dr. Richerson. Nevertheless, GenSpera's prospects and operations could be significantly hindered upon the death or incapacity of either of these key individuals. The Company currently does not have employment agreements with Dr. Dionne or Dr. Richerson.

GenSpera will require additional personnel to move forward with its business plan.

The Company's anticipated growth and expansion into areas and activities requiring additional expertise, such as clinical testing, regulatory compliance, manufacturing, and marketing, may require the addition of new management personnel and the development of additional expertise by existing management personnel. There is intense competition for qualified personnel in such areas. There can be no assurance that GenSpera will be able to continue to attract and retain the qualified personnel necessary for the development of its business. Although to date the Company has not encountered significant difficulties with respect to identifying and retaining personnel, the failure to attract and retain such personnel or to develop such expertise in the future could adversely affect GenSpera's business.

The Company's business is dependent upon securing sufficient quantities of a natural product that currently grows in very specific locations outside of the U.S.

The therapeutic component of GenSpera's products, including its lead compound G-202, is referred to as 12-ADT. 12-ADT functions by dramatically raising the levels of calcium inside cells, which leads to cell death. 12-ADT is derived from a material called thapsigargin, which is derived from the seeds of *Thapsia garganica* (*T. garganica*). GenSpera currently secures seeds from *T. garganica* plants that grow along the coastal regions of Spain from the Company's third-party supplier, Thapsibiza S.L. There can be no assurances that the countries from which GenSpera can secure *T. garganica* will continue to allow Thapsibiza to collect such seeds or to do so and export the seeds derived from *T. garganica* to the U.S. In the event that the Company is no longer able to import these seeds, GenSpera will not be able to produce its proposed drug and its business will be adversely impacted.

To GenSpera's knowledge, there are no commercially viable means to synthesize the active ingredient of its therapeutics from laboratory chemicals.

Generally, attempts are often made to develop a synthetic approach using laboratory chemicals to make an active ingredient derived from a natural substance. Although a group has recently published a scientific paper on the full chemical synthesis of thapsigargin, GenSpera believes that the number of individual chemical steps required to make synthetic thapsigargin—42 individual steps—is too large for economically feasible commercial synthesis of this compound. The Company cannot provide any assurances, however, that another group at some time may be able to significantly reduce the number of individual chemical steps to make synthetic thapsigargin. To GenSpera's knowledge, there is no commercially viable means to conduct such synthesis for 12-ADT. Therefore, GenSpera believes that its ability to produce 12-ADT will always depend upon its ability to secure seeds from *T. garganica*. There can be no assurances that the Company's ability to secure such seeds can be adequate to satisfy its development and commercial needs.

The current manufacturing process of G-202 requires acetonitrile.

The current manufacturing process for G-202 requires the common solvent acetonitrile. Beginning in late 2008, there has been a worldwide shortage of acetonitrile for a variety of reasons, and this shortage is predicted to last at least until the end of 2009 and possibly into future years. GenSpera has also observed that the available supply of acetonitrile is of variable quality for its requirements. If the Company is unable to successfully change its manufacturing methods to avoid the reliance upon acetonitrile, GenSpera may incur prolonged production timelines and increased production costs. In an extreme case, this situation could adversely affect the Company's ability to manufacture G-202 altogether, thus significantly impacting GenSpera's future operations.

In order to secure market share and generate revenues, the Company's proposed products must be accepted by the healthcare community.

GenSpera's proposed products, if approved for marketing, may not achieve market acceptance since hospitals, physicians, patients, or the medical community in general may decide not to accept and utilize them. The Company is attempting to develop products that will likely be first approved for marketing in late-stage cancer where there is no truly effective standard of care. If approved for use in the late stage, the drugs will then be evaluated in earlier stages where they would represent substantial departures from

established treatment methods and will compete with a number of more conventional drugs and therapies manufactured and marketed by major pharmaceutical companies. While it is too early in the development cycle of GenSpera's drugs for the Company to accurately predict its major competitors, a snapshot of the type of competition that GenSpera may face is provided on pages 32-35. Nonetheless, the degree of market acceptance of any of GenSpera's developed products will depend on the following factors, among others:

- the Company's demonstration to the medical community of the clinical efficacy and safety of its proposed products;
- GenSpera's ability to create products that are superior to alternatives currently on the market;
- the Company's ability to establish in the medical community the potential advantage of its treatments over alternative treatment methods; and
- the reimbursement policies of government and third-party payors.

If the healthcare community does not accept GenSpera's products for any of the foregoing reasons, or for any other reason, the Company's business will be materially harmed.

Commercial requirements, if any, for GenSpera's therapeutic products may require the Company to secure land for cultivation and harvesting of the seeds derived from *T. garganica*.

While GenSpera believes that it can satisfy its needs for clinical development of G-202 through completion of Phase III clinical studies from *T. garganica* that grows naturally in the wild, with respect to commercial operations, if any, that involve development of an approved therapeutic that comprises G-202, the Company may not be able to rely upon securing the seeds from *T. garganica* that grow naturally. GenSpera estimates that in order to secure sufficient quantities of *T. garganica* for the commercialization of a product comprising G-202, the Company will need to secure approximately 100 acres of land to cultivate and grow *T. garganica*. While GenSpera anticipates that the cost to lease such land would be $40,000 per year, the Company has not yet fully assessed what other costs would be associated with a full-scale farming operation. There can be no assurances that GenSpera can secure such acreage or, even if the Company is able to do so, that it could adequately grow sufficient quantities of *T. garganica* to satisfy any commercial objectives that involve G-202. GenSpera's inability to secure adequate seeds will result in the Company not being able to develop and manufacture its proposed drug and will adversely impact its business.

***T. garganica* and thapsigargin, when brought into contact with the skin, can cause severe irritation.**

It has been known for centuries that *T. garganica* can cause severe skin irritation when contact is made between the plant and the skin. Skin plasters made from the plant have been part of the medical pharmacopeia in Western Europe as recently as the 1930s. The therapeutic action of the plaster is that of a severe counter-irritant. In 1978, thapsigargin was determined to be the skin-irritating component of *T. garganica*. The therapeutic component of GenSpera's products, including its lead product G-202, is derived from thapsigargin. The Company obtains thapsigargin from the above-ground seeds of *T. garganica*. These seeds are currently harvested by hand and those conducting the harvesting must wear protective clothing and gloves to avoid contact of the skin with the seeds. Although GenSpera obtains the seeds from a third-party contractor located in Spain, and although the contractor has contractually waived any and all liability associated with collecting the seeds for the Company's supply needs, it is possible that the contractor or those employed by the contractor may suffer medical issues related to harvesting and, subsequently, may seek compensation from GenSpera via, for example, litigation. No assurances can be given, despite the Company's contractual relationship with the third-party contractor, that GenSpera may not be the subject of litigation related to the harvesting of the seeds.

The synthesis of 12-ADT must be conducted in a facility qualified for making compounds that have a toxic effect on human cells.

There are a limited number of facilities that are qualified to handle toxic agents for the manufacture of therapeutic agents. This limits the potential number of possible manufacturing sites for GenSpera's therapeutic compounds that are derived from *T. garganica*. No assurances can be provided that these facilities will be available for the manufacture of the Company's therapeutic compounds under GenSpera's time schedules or within the parameters of its manufacturing budget. In the event that facilities are not available for manufacturing the Company's therapeutic compounds, GenSpera's business and future prospects will be adversely affected.

GenSpera's lead therapeutic compound, G-202, has not been subjected to large-scale manufacturing procedures.

G-202 has been manufactured in an academic setting in limited quantities. The Company has not yet completed large-scale manufacturing of G-202. There can be no assurances that the current procedure for manufacturing G-202 can be manufactured under larger-scale manufacturing procedures. In the event that G-202 cannot be manufactured in sufficient quantities, GenSpera's future prospects could be significantly impacted.

The Company has no product liability insurance.

The testing, manufacturing, marketing, and sale of human therapeutic products entail an inherent risk of product liability claims. GenSpera cannot assure investors that substantial product liability claims will not be asserted against the Company. GenSpera has no product liability insurance. In the event that the Company is forced to expend significant funds on defending product liability actions, and in the event that those funds come from operating capital, GenSpera will be required to reduce its business activities, which could lead to significant losses.

GenSpera cannot assure investors that adequate insurance coverage will be available in the future on acceptable terms.

The Company has secured director and officer insurance in the amount of $5,000,000. Any significant insurance claims would have a material adverse effect on GenSpera's business, financial condition, and results of operations. Insurance availability, coverage terms, and pricing continue to vary with market conditions. The Company will endeavor to obtain appropriate insurance coverage for insurable risks that it identifies. GenSpera may not be able to obtain appropriate insurance coverage. The occurrence of an uninsured claim may have an adverse material effect on the Company's business.

RISKS RELATING TO THE COMPANY'S COMMON STOCK

There is no public market for GenSpera's securities.

GenSpera's stock is not traded on an exchange or on the Over-the-Counter Bulletin Board (OTC.BB). An investment in the Company's Common Stock should be considered totally illiquid. No assurances can be given that a public market for GenSpera's securities will ever materialize. Additionally, even if a public market for the Company's securities develops and its securities become traded, the trading volume may be limited, making it difficult for an investor to sell shares.

The Company faces risks related to compliance with corporate governance laws and financial reporting standards.

The Sarbanes-Oxley Act of 2002, as well as related new rules and regulations implemented by the SEC and the Public Company Accounting Oversight Board, require changes in the corporate governance practices and financial reporting standards for public companies. These new laws, rules, and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to internal control over financial reporting, will materially increase GenSpera's legal and financial compliance costs and make some activities more time-consuming and more burdensome. As a result, management will be required to devote more time to compliance, which could result in a reduced focus on development, thereby adversely affecting the Company's development activities. Also, the increased costs will require GenSpera to seek financing sooner than it may have otherwise anticipated.

Starting in 2007, Section 404 of the Sarbanes-Oxley Act of 2002 requires that the Company's management assess its internal control over financial reporting annually and include a report on its assessment in its annual report filed with the SEC. Effective December 15, 2009, for a smaller reporting company, GenSpera's independent registered public accounting firm is required to audit both the design and operating effectiveness of its internal controls and management's assessment of the design and the operating effectiveness of its internal controls. The Company anticipates that costs associated with becoming public will add $150,000 of annual expenses in connection with professional legal and accounting fees.

Because of GenSpera's limited resources, management has concluded that its internal control over financial reporting may not be effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles (GAAP).

To mitigate the current limited resources and limited employees, GenSpera relies heavily on direct management oversight of transactions, along with the use of legal and accounting professionals. As the Company grows, GenSpera expects to increase its number of employees, which will enable GenSpera to implement adequate segregation of duties within the Committee of Sponsoring Organizations (COSO) of the Treadway Commission's internal control framework. Formed as a sponsor of the National Commission on Fraudulent Financial Reporting, COSO is an independent private-sector initiative that evaluates the contributory factors that often lead to fraudulent financial reporting.

GenSpera does not intend to pay cash dividends on its Common Stock.

The Company does not anticipate paying cash dividends in the foreseeable future. Since GenSpera does not anticipate paying dividends, any gains on an investment will need to come through an increase in the price of its Common Stock. The lack of a market or exchange for GenSpera's Common Stock makes such gains highly unlikely.

The Company's Board of Directors has broad discretion to issue additional securities, which may greatly impact the value of GenSpera's Common Stock.

The Company is entitled under its certificate of incorporation to issue up to 80,000,000 Common and 10,000,000 "blank check" Preferred Shares. Blank check Preferred Shares provide the Board of Directors broad authority to determine voting, dividend, conversion, and other rights. As of December 31, 2008, GenSpera had issued and outstanding 12,486,718 Common Shares. As of March 31, 2009, after the Company's February offering, GenSpera had issued and outstanding 12,953,392 Common Shares as well as 4,517,867 Common Shares reserved for issuance upon the exercise of current outstanding Options, Warrants, and Convertible Securities. Accordingly, the Company will be entitled to issue up to 62,528,741 additional Common Shares and 10,000,000 additional Preferred Shares. GenSpera's Board may generally issue those Common and Preferred Shares, or Options or Warrants to purchase those shares, without further approval by the Company's shareholders based upon such factors as the Board of Directors may deem relevant at that time. Any Preferred Shares that GenSpera may issue shall have such rights, preferences, privileges, and restrictions as may be designated from time-to-time by the Company's Board, including preferential dividend rights, voting rights, conversion rights, redemption rights, and liquidation provisions. It is likely that GenSpera will be required to issue a large amount of additional securities to raise capital to further its development and marketing plans. It is also likely that the Company will be required to issue a large amount of additional securities to directors, officers, employees, and consultants as compensatory grants in connection with their services, both in the form of stand-alone grants or under the Company's various stock plans. GenSpera cannot give any assurance that it will not issue additional Common or Preferred Shares, or Options or Warrants to purchase those shares, under circumstances that the Company may deem appropriate at the time.

GenSpera's officers and scientific advisors beneficially own approximately 50.4% of the Company's outstanding Common Shares. As a result, these individuals have the ability to significantly control GenSpera's governance and may have interests different than investors.

The Company's officers and scientific advisors own approximately 50.4% of GenSpera's outstanding Common Shares. As a consequence of their level of stock ownership, the group will substantially retain the ability to elect or remove members of the Company's Board of Directors, and thereby control GenSpera's management. This group of shareholders has the ability to significantly control the outcome of corporate actions requiring shareholder approval, including mergers and other changes of corporate control, going private transactions, and other extraordinary transactions, any of which may be in opposition to the best interest of the other shareholders.

Glossary

Amino Acid—Organic compounds that are the building blocks of many components found in cells. The sequence of amino acids affects how these components react biologically.

Angiogenesis—The physiological process involving the growth of new blood vessels from pre-existing vessels. It is a normal process in growth and development as well as in wound healing.

Angiotoxic—Toxic to blood vessels.

Anti-Angiogenic Drugs—Drugs that attempt to interrupt tumor-associated angiogenesis. Current anti-angiogenic drugs, such as Genentech's AVASTIN®, act by blocking the formation of new blood vessels supporting the tumor.

Apoptosis—Programmed cell death. This physiological process is necessary for the elimination of superfluous, diseased, or damaged cells.

Assays—Biological tests, measurements, or analyses to determine whether compounds have the desired effect either in a living organism, outside an organism, or in an artificial environment.

Benign Prostatic Hypertrophy (BPH)—Enlargement of the prostate gland, which surrounds the male urethra, causing frequent urination. This condition is common in older men.

Cancer Stem Cells—Self-renewing cells responsible for sustaining a cancer and for producing differentiated progeny that form the bulk of the cancer. Cancer stem cells identified in leukemia and certain solid tumors are believed to be critical therapeutic targets.

Characterization—Analysis that may include chemistry data, purity, potency, quality, stability, strength, pharmacokinetics, dose response, and efficacy.

Chemotherapy—The treatment of cancers with cytotoxic agents.

Chronic Lymphocytic Leukemia—The most common form of childhood leukemia, also known as lymphoblastic leukemia. In this disease, the bone marrow produces large quantities of immature lymphocytes (white blood cells).

Composition of Matter—A term used by the U.S. Patent and Trademark Office (USPTO) that relates to chemical compositions and may include mixtures of ingredients as well as new chemical compounds. Any inventor or discoverer of a composition of matter is able to obtain a U.S. patent subject to the conditions and requirements of the USPTO.

Computerized Tomography (CT)—A diagnostic imaging technique where an X-ray machine and a computer are used to create detailed images of tissues and structures in the body. Also called a CT scan.

Contact Inhibition—Cessation of cellular movement, growth, and division upon contact with other cells.

CWR22R-H—A cell line derived from human prostatic carcinoma.

Cytosolic—Of or pertaining to the cytosol, the aqueous part of the cytoplasm within which various particles and organelles are suspended.

Cytotoxin—Any drug that has a toxic effect on cells. Cytotoxic drugs are commonly used in chemotherapy to inhibit the proliferation of cancerous cells.

DACH Platinum—A form of platinum that has a similar mechanism of action to other derivatives of platinum. However, it is the only form of platinum shown to be clinically effective in the treatment of colorectal cancer.

Doxorubicin—A chemotherapeutic administered via injection to treat a variety of cancers, including bladder, breast, head and neck, some types of leukemia, ovary, and prostate cancers, among others.

Drug Resistance—The ability of bacteria and other disease-causing microorganisms to withstand a drug to which they were once sensitive (and were once stalled or killed outright).

Endothelial Cells—Cells that line the blood vessels of the body.

Enzymes—Any of several complex proteins that are produced by cells and act as catalysts in specific biochemical reactions. For GenSpera's purpose, select enzymes found only at tumor sites remove the Company's targeting/masking agent from 12-ADT.

Good Laboratory Practice (GLP)—An international standard that provides a framework to plan, perform, monitor, record, report, and archive laboratory studies. These studies are undertaken to generate data by which the hazards and risks to users, consumers, and third parties can be assessed for pharmaceuticals (only preclinical studies), agrochemicals, cosmetics, and food additives, among others. These practices help to assure regulatory authorities that the data submitted are a true reflection of the results obtained during the study and can therefore be relied upon when making risk/safety assessments.

Good Manufacturing Practice (GMP)—The quality system regulation overseen by the FDA, which includes requirements related to the methods used in, and the facilities and controls used for, designing, manufacturing, packaging, labeling, storing, installing, and servicing medical devices intended for human use.

Half-Life—The time required for half the amount of a drug to be eliminated from the body.

Harvest Period Year—The period from May 1 until April 30 of the following year.

Hepatocellular Carcinoma—A carcinoma derived from parenchymal cells of the liver.

Hormone Receptors—Special molecules on cells that interpret the signal being sent by hormones.

Human Glandular Kallikrein 2 (hK2)—A serine protease in the human kallikrein gene family that is 80% identical to PSA at the protein level. Similar to PSA, hK2 is expressed primarily in the prostate, thus making hK2 an attractive biomarker for prostate cancer development. HK2 is also the activating enzyme for GenSpera's prodrug candidate Ac-GKAFRR-L12ADT.

Infuse—To administer or inject by slowly but continuously introducing a solution into a vein.

Licochalcone A—Extract from Chinese licorice roots.

LNCaP—A widely studied metastatic prostate cancer cell line that is androgen responsive.

Lymphatic System—A network of vessels in the body, separate from blood circulation, that transports immune system cells to fight off germs, infections, and diseases. The lymphatic system includes the lymph nodes, which act as immune system command centers.

Magnetic Resonance Imaging (MRI)—The use of a powerful magnetic field and radio waves to alter the natural alignment of hydrogen atoms within the body. Computers record the activity of the hydrogen atoms and translate that into images to obtain two-dimensional views of an internal organ or structure, especially the brain and spinal cord. These images are used to assess response to treatment, especially cancer chemotherapy or radiation therapy.

Maytansinoid—An agent derived from maytansine. Maytansine is isolated from the East African shrubs *Maytenus serrata* and *M. buchananii*. It demonstrates activity related to inhibiting or preventing the proliferation of tumor cells, most likely due to its inhibition of DNA synthesis.

MCF-7—A cell line derived from human breast cancer.

Metastasized—Cancer that has spread from one part of the body to another.

Monoclonal Antibody—Any of a class of highly specific antibodies produced by the clones of a single hybrid cell formed in the laboratory by the fusion of a B-cell with a tumor cell. It is widely used in medical and biological research.

Monotherapy—A therapy that is effective on its own, rather than needing to be combined with other treatments.

Multi-Kinase Inhibitor—A therapy that targets several cancer pathways at once.

Non-Hodgkin's Lymphoma—Malignant tumors of the lymphatic system consisting of several subtypes of lymphatic cancer.

Nude Mice—Immunologically deficient mice used to permit growth of tumor cells from mice or other species, such as humans.

Orphan Drug Status—A medication in development that seeks to treat an Orphan Disease, which is a rare illness affecting fewer than 200,000 people, or a common disease that has been ignored because it is less prominent in the U.S. compared with developing nations. According to the NIH, there are approximately 7,000 of these diseases.

Patent Cooperation Treaty (PCT)—A unified procedure for filing patent applications to protect inventions in roughly 130 countries. A single filing results in a single search accompanied by a written opinion, after which the examination and grant procedures are handled by the relevant national or regional authorities.

Peptides—Any compound consisting of two or more amino acids, the building blocks of proteins. For GenSpera's purposes, when a specific peptide is attached to thapsigargin or 12-ADT, it masks the activity of the cytotoxin. Once removed, the cytotoxin becomes active again.

Pharmacokinetics—The study of how and where drug levels are affected by absorption, distribution, metabolism, and elimination processes in the body.

Physicochemical—Relating to both physical and chemical properties.

Positron Emission Tomography (PET)—A technique that uses signals emitted by radioactive tracers to construct images of the distribution of the tracers in the human body. Also called a PET scan.

Prodrug—A pharmacologic compound that is administered in an inactive form. Once absorbed by the body, it is metabolized and converted to the active form of the drug.

Prostate-Specific Antigen (PSA)—A protein in the blood produced by prostate tissue that serves as a tumor marker. PSA is also the activating enzyme for GenSpera's prodrug candidates G-114 and G-115.

Prostate-Specific Membrane Antigen (PSMA)—An enzyme that is found in the blood vessels supporting tumors but not in normal blood vessels. It is also found in normal prostate cells and in prostate cancers. PSMA is the activating enzyme for GenSpera's lead prodrug candidate, G-202.

Proteases—Enzymes that aid in the breakdown of proteins in the body.

PSMA Knockout Mice—Mice that lack the PSMA gene.

SERCA Pump—An intracellular protein that keeps cytosolic calcium low, allowing calcium to regulate important cellular processes such as cell growth, division, differentiation, cell death, and apoptosis (programmed cell death).

SN12C—A cell line that is derived from human renal cancer.

Substrate—The substance that is acted upon by an enzyme.

Targeting/Masking Agent—An agent that masks the toxicity of a cytotoxin while simultaneously helping target the cytotoxin to a tumor site.

Taxol® (Paclitaxel)—A chemotherapy drug administered via injection to treat several types of cancer, most commonly ovarian, breast, and non-small cell lung cancer.

Thapsigargin—A potent and novel cytotoxin extracted from the plant, *T. garganica*. It is 10- to 100-fold more potent than the National Cancer Institute's reference chemotherapeutic agents and is capable of killing fast-, slow-, and non-dividing cancer cells.

Trastuzumab—A type of monoclonal antibody used in cancer detection or therapy.

TSU-Pr1—A cell line that is derived from the human bladder carcinoma.

Unresectable—Unable to surgically remove part or all of an organ or other structure.

Vasculature—The blood vessels or arrangement of blood vessels in an organ or part.

Xenograft—A surgical graft of tissue from one species to an unlike species.

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Jeffrey J. Kraws and Karen B. Goldfarb
Phone: (609) 306-2274
Fax: (609) 395-9339
Email: eio@crystalra.com
Web: www.crystalra.com

Legal Notes and Disclosures: This report has been prepared by GenSpera, Inc. ("GenSpera" or "the Company") with the assistance of Crystal Research Associates, LLC ("CRA") based upon information provided by the Company. CRA has not independently verified such information. In addition, CRA has been compensated by the Company in cash of thirty-eight thousand five hundred U.S. dollars and fifty thousand Options/Warrants for its services in creating this report, for updates, and for printing costs.

Some of the information in this report relates to future events or future business and financial performance. Such statements constitute forward-looking information within the meaning of the Private Securities Litigation Act of 1995. Such statements can be only predictions and the actual events or results may differ from those discussed due to, among other things, the risks described in GenSpera's reports on its 10-K, 10-Q, and other forms filed from time to time. The content of this report with respect to GenSpera has been compiled primarily from information available to the public released by GenSpera. The Company is solely responsible for the accuracy of that information. Information as to other companies has been prepared from publicly available information and has not been independently verified by GenSpera or CRA. Certain summaries of scientific activities and outcomes have been condensed to aid the reader in gaining a general understanding. For more complete information about GenSpera, the reader is directed to the Company's website at www.genspera.com. This report is published solely for information purposes and is not to be construed as an offer to sell or the solicitation of an offer to buy any security in any state. Past performance does not guarantee future performance. Free additional information about GenSpera and its public filings, as well as free copies of this report, can be obtained in either a paper or electronic format by calling (210) 477-8537.